Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BURT’S BEES, INC.,

THE CLOROX COMPANY,

BUZZ ACQUISITION CORP.

and

BBI HOLDINGS LP

Dated as of October 30, 2007

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into this 30th day of October, 2007, by and among BURT’S BEES, INC., a Delaware corporation (the “Company”), The Clorox Company, a Delaware corporation (“Purchaser”), Buzz Acquisition Corp., a Delaware corporation wholly owned by Purchaser (“Merger Sub”), and BBI Holdings LP, as the initial Escrow Fund Recipient Agent.

RECITALS

WHEREAS, the respective Boards of Directors of the Company, Purchaser and Merger Sub have approved the acquisition of the Company by Purchaser on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of the Company, Purchaser and Merger Sub have determined that the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Purchaser’s and Merger Sub’s willingness to enter into this Agreement, each individual listed on Schedule I has entered into employment and noncompetition agreements with Purchaser, which agreements will be assigned to the Company at the Effective Time;

WHEREAS, immediately after the execution and delivery of this Agreement and as a condition and an inducement to Purchaser’s and Merger Sub’s willingness to enter into this Agreement, the Company shall submit a written consent approving the Merger, in the form attached hereto as Exhibit A (each, a “Principal Stockholder Consent”), to each of the holders of voting capital stock of the Company listed on Schedule II hereto (“Principal Stockholders”), which Principal Stockholders have agreed to execute such Principal Stockholder Consents immediately after receipt thereof. Upon valid execution of such Principal Stockholder Consents, the Company shall prepare and mail to every Stockholder as of the record date determined by the Company for such purpose the notices required by Sections 228(e) and 262(d)(2) of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, Purchaser and the Company desire to make, and have relied upon, certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable” means all accounts receivable, notes receivable and other monies due to the Company or any of its Subsidiaries for sales and deliveries of goods, performance of services and other transactions, net of any applicable allowances or reserves determined in accordance with GAAP.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including, without limitation, each Subsidiary of such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means, with respect to the Company and its Subsidiaries, (i) any transaction or series of related transactions involving (a) the sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (b) the sale of such number of shares of capital stock of the Company or any of its Subsidiaries entitling the holders thereof to elect a majority of the members of the board of directors of the Company or such Subsidiary, as the case may be, (ii) a merger, consolidation, recapitalization or similar transaction or series of related transactions involving the Company in which the beneficial owners of capital stock of the Company immediately prior to such transaction(s) do not beneficially own, immediately after the consummation of such transaction(s), sufficient shares of capital stock of the Company entitling them to elect a majority of the members of the board of directors of the Company, or (iii) any transaction or series of related transactions that would require the Company to abandon, terminate, or materially delay, or would substantially impair the Company’s ability to consummate, the transactions contemplated hereunder.

“Certified Closing Report” has the meaning set forth in Section 2.9(a).

“Certified Post-Closing Report” has the meaning set forth in Section 2.12(a).

“Certified Post-Closing Report Dispute Notice” has the meaning set forth in Section 2.12(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital Payment” has the meaning set forth in Section 2.9(b)(i).

“Closing Working Capital Reduction” has the meaning set forth in Section 2.9(b)(ii).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” means all written material Employee Benefit Plans sponsored, contributed to or maintained by the Company or any of its Subsidiaries for the benefit of current or former employees, consultants or directors of the Company or any of its Subsidiaries.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Purchaser simultaneously with the execution and delivery of this Agreement.

“Company Expenses” has the meaning set forth in Section 2.16.

“Company Intellectual Property” has the meaning set forth in Section 3.11(c).

“Company Material Adverse Effect” means an event, effect, occurrence, state of facts, change or development that (i) is or is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of the Company and the Company’s Subsidiaries, taken as a whole, other than effects caused by or relating to: (a) the economy in general or general economic or political conditions, (b) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (c) the personal care industry generally, (d) changes in Law or GAAP, (e) acts of war or terrorism or the escalation of either of the foregoing, (f) any action taken, delayed or omitted to be taken by the Company or any Subsidiary thereof pursuant to the express terms of this Agreement or taken at the written request of Purchaser and not contemplated by this Agreement, (g) the execution or delivery of this Agreement or the public announcement thereof, or the identity of Purchaser, or (h) any adverse change in or effect on the business of the Company and the Company’s Subsidiaries that, to the reasonable satisfaction of Purchaser, is cured on or prior to the Closing; except in the case of the foregoing clauses (a), (b), and (c) for such changes or developments that disproportionately affect the Company and the Company’s Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries generally operate; or (ii) impairs in any material respect the ability of the Company to perform its obligations hereunder.

“Company Stock” has the meaning set forth in Section 2.8(b).

“Company’s Organizational Documents” has the meaning set forth in Section 3.1.

“Continuation Period” has the meaning set forth in Section 6.1(a).

“Contract” means any legally enforceable note, bond, mortgage, indenture, lease, contract, agreement, obligation or commitment, or any legally enforceable amendment to any of the foregoing, in each case whether written or oral, express or implied.

“Controls” has the meaning set forth in Section 3.6(b).

“Deductible” has the meaning set forth in Section 9.2(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Stockholders” has the meaning set forth in Section 2.14.

“Distribution Schedule” means (i) Column A of Schedule III hereto, at all times when the sum of (A) the aggregate payments received by the Securityholders in respect of shares of Company Stock and Options pursuant to this Agreement plus (B) the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding as of the Closing (the sum of (A) and (B), the “Aggregate Payments”) is equal to or less than the “Specified Amount” set forth in Schedule III, and (ii) Column B of Schedule III hereto with respect to the portion, if any, of the Aggregate Payments that exceeds the “Specified Amount” set forth in Schedule III.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA.

“Environmental Laws” means, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., and the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq., all rules and regulations promulgated pursuant to any of the above statutes, and any other federal, state or local law, statute, ordinance, rule or regulation governing, or common law cause of action with respect to, Environmental Matters, in each case as in effect at the Closing Date.

“Environmental Matters” means any matters arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, or disposal of any Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.15(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” has the meaning set forth in Section 2.11.

“Escrow Agent” has the meaning set forth in Section 2.11.

“Escrow Agreement” has the meaning set forth in Section 8.1(d).

“Escrow Consideration” means Twenty-Five Million U.S. Dollars ($25,000,000).

“Escrow Expiration Date” has the meaning set forth in Section 9.1(a).

“Escrow Fund” has the meaning set forth in Section 2.11.

“Escrow Fund Recipient” means the Securityholders, each individual on Schedule IV identified as an Escrow Fund Recipient and Goldman Sachs, as applicable.

“Escrow Fund Recipient Agent” has the meaning set forth in Section 9.2(d)(i).

“Escrow Payment Amount” means the amount released from the Escrow Fund on any Escrow Payment Date for distribution to the Escrow Fund Recipients in accordance with the provisions of Article IX and the Escrow Agreement.

“Escrow Payment Date” means (i) the Escrow Expiration Date, (ii) the Final Escrow Release Date, or (iii) any other date on which amounts are released by the Escrow Agent for distribution to the Escrow Fund Recipients.

“Escrow Period” has the meaning set forth in Section 9.2(c)(i).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Price” means $8,360.

“Final Adjusted Amount” has the meaning set forth in Section 2.12(c).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.12(c).

“Final Escrow Release Date” has the meaning set forth in Section 9.2(c)(iii).

“Final Resolution Date” has the meaning set forth in Section 2.12(b).

“Final Unpaid Company Expenses” has the meaning set forth in Section 2.12(c).

“Final Unpaid Indebtedness” has the meaning set forth in Section 2.12(c).

“Final Unpaid Transaction Bonus Payments” has the meaning set forth in Section 2.12(c).

“Financial Statements” means the consolidated audited balance sheets, consolidated statements of income and consolidated statements of stockholders’ equity for the Company and its Subsidiaries for the years ended December 31, 2005 and December 31, 2006 and the unaudited consolidated balance sheets, consolidated statements of income and consolidated statements of stockholders’ equity for the nine months ended September 30, 2007 for the Company and its Subsidiaries.

“Fully Diluted Shares” means the number of shares of Company Stock outstanding immediately prior to the Effective Time, plus the maximum number of shares of Company Stock issuable upon the exercise of all Options outstanding immediately prior to the Effective Time (whether or not then-exercisable).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign.

“Hazardous Substance” means any substance, material, or waste listed, defined, designated or classified as hazardous, dangerous, toxic or radioactive, or as a pollutant or contaminant under any Environmental Law, including petroleum and any derivative or by-products thereof.

“HSR Act” has the meaning set forth in Section 3.4.

“Indebtedness” means (i) all debt and similar monetary obligations for borrowed money, whether direct or indirect, current or non-current (including the aggregate amounts outstanding or due, including principal, interest accrued and any fees incurred, as of the Closing Date pursuant to (x) the Amended and Restated Credit Agreement, dated as of March 29, 2005, by and among the Company, Canadian Imperial Bank of Commerce, BNP Paribas, CIBC World Markets Corp., and the lenders listed therein, as amended, and (y) the Note Purchase Agreement, dated as of March 29, 2005, by and among the Company, AIG Annuity Insurance Company, and SunAmerica Life insurance Company, as amended), (ii) all amounts owing or due under any interest rate, currency or other hedging agreements (it being agreed and understood that any amounts owed to the Company or any Subsidiary thereof upon the termination of any of the foregoing shall be a reduction in Indebtedness), (iii) any obligation of the Company or any Subsidiary thereof evidenced by bonds, debentures, notes or other similar instruments, (iv) all liabilities associated with capital leases and all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (v) any obligation of the Company or any Subsidiary thereof issued or assumed as the deferred purchase price of property or services, (vi) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, (vi) obligations to reimburse issuers of any letters of credit, or (vii) any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of the foregoing.

“Indemnified Persons” has the meaning set forth in Section 6.2(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.12(c).

“Information Statement” has the meaning set forth in Section 5.4.

“Initial Merger Consideration” means an amount equal to the Merger Consideration less the Escrow Consideration.

“Initial Price Per Option” means the Initial Price Per Share less the Exercise Price.

“Initial Price Per Share” means the Initial Merger Consideration divided by the Fully Diluted Shares.

“Intellectual Property” means (i) patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade names, and trade dress, together with all goodwill associated with any of the foregoing (collectively, “Trademarks”), and all applications, registrations and renewals for and relating thereto, (iii) copyrights, and all applications, registrations, and renewals for and relating thereto, (iv) trade secrets, and confidential and proprietary information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, data, designs, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, “Trade Secrets”), and (v) domain names.

“Inventory” means any finished products, any works-in-progress or other inventory, wherever located and whether held by the Company, any Subsidiary thereof, or any third parties, including all samples, promotional displays, packaging, supplies, purchased parts and goods and damaged or fragmented inventory, net of any applicable allowances or reserves determined in accordance with GAAP.

“IRS” means the Internal Revenue Service.

“knowledge of the Company” (or any similar terms) means the actual knowledge of those individuals listed on Schedule V after such individuals have familiarized themselves with the representations and warranties set forth in this Agreement.

“Law” means any United States national, state, foreign, provincial, municipal or local statute, law, ordinance, regulation, rule, code, legally binding guidance document, executive order, injunction, judgment, decree or other order.

“Leased Real Property” means the real property leased or subleased, licensed or sublicensed, by the Company or any of its Subsidiaries, as tenant, subtenant, licensee or sublicensee, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, strict, joint, several or secondary liability, debt, obligation, or duty), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any adverse claim, restriction on voting or transfer or pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, restriction or security interest of any kind.

“Loss” has the meaning set forth in Section 9.2(a).

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means an amount equal to (i) Nine Hundred Twenty-Five Million U.S. Dollars ($925,000,000); plus (ii) Closing Working Capital Payment, if any; less (iii) Closing Working Capital Reduction, if any; less (iv) the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding as of the Closing; less (v) all Company Expenses; plus (vi) Twenty-Five Million U.S. Dollars ($25,000,000), which amount reflects an estimate of certain potential tax benefits.

“Merger Consideration Spreadsheet” has the meaning set forth in Section 2.10.

“Merger Sub” has the meaning set forth in the Preamble.

“Net Working Capital” means the (i) the sum of the amount of cash, cash equivalents, short-term investments, Accounts Receivable, Inventory, prepaid expenses, and all other current assets, including, without limitation, accrued tax assets (which have been, and will be, accrued and maintained in accordance with GAAP) but excluding any deferred tax assets and excluding any refunds reasonably anticipated as a result of claiming any deductions associated with Transaction Bonus Payments or amounts paid or payable to holders of Options pursuant to Section 2.8(d), of the Company and its Subsidiaries net of any applicable allowances or reserves and determined in accordance with GAAP consistently applied with prior periods (but subject to the absence of any footnotes required under GAAP and to year-end adjustments), less (ii) the sum of the amount of all accounts payable, accrued liabilities, accrued payroll and related obligations, deferred revenue and other current liabilities, including, without limitation, accrued tax liabilities and reserves (which have been, and will be, accrued and maintained in accordance with GAAP consistently applied with prior periods) but excluding any deferred tax liabilities, of the Company and its Subsidiaries determined in accordance with GAAP consistently applied with prior periods (but subject to the absence of any footnotes required under GAAP and to year-end adjustments); provided, that the amount calculated pursuant to (ii) shall not include the aggregate amount of all Indebtedness and Company Expenses of the Company and its Subsidiaries outstanding as of the Closing and to be paid or repaid pursuant to Section 2.15 and Section 2.16.

“Option” has the meaning set forth in Section 2.8(d).

“Optionholder” means the holder of an Option outstanding immediately prior to the Effective Time.

“Other Filings” means any filings required to be filed by the Company or any Subsidiary thereof or Purchaser with any Governmental Entity under the Securities Act, the Exchange Act, any stock exchange rule or any other federal, state, local or foreign Laws in connection with the transactions contemplated hereby.

“Per Option Consideration” means the sum of (i) the Initial Price Per Option, plus (ii) the Per Security Post-Closing Purchase Price Payment, if any, plus (iii) the Total Escrow Payments Per Security.

“Per Security Post-Closing Purchase Price Payment” means the amount equal to (i) the aggregate applicable percentages relating to all Securityholders as set forth opposite each such Securityholder’s name on the Distribution Schedule multiplied by the Post-Closing Purchase Price Payment, if any; divided by (ii) the Fully Diluted Shares.

“Per Share Stock Consideration” means the sum of (i) the Initial Price Per Share, plus (ii) the Per Security Post-Closing Purchase Price Payment, if any, plus (iii) the Total Escrow Payments Per Security.

“Permit” means any license, franchise, permit, consent, concession, order, approval, authorization or registration from, of or with a Governmental Entity.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the consolidated financial statements of the Company and its

Subsidiaries as of the Closing Date, (ii) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the consolidated financial statements of the Company and its Subsidiaries as of the Closing Date in conformity with GAAP), (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, (v) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, (vi) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations, (vii) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Permits or other state, local or municipal franchise applicable to the Company or any of its Subsidiaries or any of their respective properties, (viii) Liens securing the obligations of the Company and its Subsidiaries under the Indebtedness and (ix) Liens referred to in the Company Disclosure Schedule.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

“Personal Information” means any personally identifiable information collected, processed, stored, used, or held for use by the Company or any of its Subsidiaries.

“Post-Closing Purchase Price Payment” has the meaning set forth in Section 2.12(f).

“Post-Closing Purchase Price Reduction” has the meaning set forth in Section 2.12(g).

“Pre-Closing Taxes” means any Taxes of the Company or its Subsidiaries (i) for any taxable period ending on or before the Closing Date, or (ii) allocable to the portion of a Straddle Period ending on the Closing Date (determined in accordance with Section 7.8), but in each case (a) excluding any Taxes arising as a result of actions taken by Purchaser or its Affiliates (including the Company and its Subsidiaries) after the Closing, and (b) calculated without reduction for any deductions associated with Transaction Bonus Payments or amounts paid or payable to holders of Options pursuant to Section 2.8(d).

“Principal Stockholder” has the meaning set forth in the Recitals.

“Principal Stockholder Consent” has the meaning set forth in the Recitals.

“Proceeding” means any injunction, decree, order, judgment, lawsuit, or summons.

“Product” means any product manufactured, developed, sold, marketed, or distributed by the Company or any of its Subsidiaries at any time prior to the Effective Time.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” means the Disclosure Schedule delivered by Purchaser to the Company simultaneously with the execution and delivery of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Registered Intellectual Property” has the meaning set forth in Section 3.11(b).

“Reported Closing Net Working Capital” has the meaning set forth in Section 2.12(a).

“Section 2.12 Shortfall” has the meaning set forth in Section 2.12(a).

“Section 2.12 Upwards Adjustment” has the meaning set forth in Section 2.12(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders” means the Stockholders and the Optionholders.

“September Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2007.

“Stockholders” means all of the stockholders of the Company as listed on Section 3.2(a) of the Company Disclosure Schedule.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means Thirty-Two Million U.S. Dollars ($32,000,000).

“Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed by any tax authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any return, declaration or information return relating to Tax, including any schedule or attachment thereto, and including any amendment thereto, required to be filed with any tax authority.

“Termination Date” means February 29, 2008.

“Total Escrow Payments Per Security” means the amount equal to (i) the aggregate applicable percentages relating to all Securityholders as set forth opposite each such Securityholder’s name on the Distribution Schedule multiplied by the total of all Escrow Payment Amounts; divided by (ii) the Fully Diluted Shares.

“Transaction Agreements” means the Escrow Agreement and any other ancillary agreement contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

“Transaction Bonus Payments” means the transaction bonus or change of control amounts payable and due upon consummation of the Merger (without a requirement of employment termination) in respect of any employees or officers of the Company or any of its Subsidiaries (whether paid to such employees or officers or deposited into the Escrow Fund in respect of such employees or officers) as set forth on Schedule IV, as such Schedule may be amended prior to Closing by the Escrow Fund Recipient Agent.

“Transfer Taxes” has the meaning set forth in Section 2.17.

“Unpaid Company Expenses” has the meaning set forth in Section 2.12(a).

“Unpaid Indebtedness” has the meaning set forth in Section 2.12(a).

“Unpaid Transaction Bonus Payments” has the meaning set forth in Section 2.12(a).

Section 1.2 Interpretation. Meanings specified in this Agreement shall be applicable to both the singular and plural forms of such terms and to the masculine, feminine and neuter genders, as the context requires and the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Company in its capacity as the surviving corporation is sometimes hereinafter referred to as the “Surviving Corporation”) and the Surviving Corporation shall have the name “Burt’s Bees, Inc.” The Merger shall have the effects specified in the DGCL.

Section 2.2 Closing. Unless this Agreement is sooner terminated as provided in Article X, upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time, on the second business day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions), or at such other time or date as the parties hereto may agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”.

Section 2.3 Effective Time. If all the conditions to the Merger set forth in Article VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article X, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section 2.4 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation in effect immediately prior to the Effective Time shall, at the Effective Time, be amended to conform to the certificate of incorporation of Merger Sub until duly amended in accordance with the terms thereof and the DGCL.

Section 2.5 Bylaws. The bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall, at the Effective Time, be amended to conform to the bylaws of Merger Sub until duly amended in accordance with the terms thereof and the DGCL.

Section 2.6 Directors of the Surviving Corporation. As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7 Officers of the Surviving Corporation. As of the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.8 Effect of Merger on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or any shares of the capital stock of Merger Sub:

(a) Each share of common stock, $.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of voting common stock, $.001 par value, of the Surviving Corporation.

(b) Except as otherwise provided herein, including the provisions relating to appraisal rights set forth in Sections 2.8(c) and 2.14 hereof, each share of common stock of the Company (“Company Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation upon the consummation of the Merger the Per Share Stock Consideration. The Per Share Stock Consideration payable to any Stockholder shall be paid solely in cash. As of the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Stock Consideration upon surrender of such certificate in accordance with Section 2.13.

(c) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with the DGCL shall not be converted into a right to receive the Per Share Stock Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any.

(d) All options to purchase shares of capital stock of the Company (individually, an “Option” and collectively, the “Options”) outstanding immediately prior to the Effective Time whether under any Company stock option plan or otherwise, and whether or not then exercisable, shall be cancelled and each Optionholder will be entitled to receive from the Surviving Corporation, for each share of Company Stock subject to an Option, the Per Option Consideration in cash. The Initial Price Per Option shall be paid as soon as practicable, but no later than one (1) business day after the Closing Date. The Company shall request each Optionholder to submit to the Company, not later than five (5) business days prior to the Effective Time, instructions for delivery of amounts payable to such holder pursuant to this Section 2.8(d) after giving effect to Section 2.8(e) below.

(e) The Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Section 2.8(d) of this Agreement such amounts as it is required to deduct and withhold pursuant to the Code and applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9 Closing Net Working Capital Adjustment.

(a) At least three (3) business days prior to the Closing Date, the Company shall furnish to Purchaser the following (the “Certified Closing Report”): (i) an estimated unaudited consolidated balance sheet as of the proposed Closing Date of the Company and its Subsidiaries certified by an executive officer of the Company and setting forth a good faith estimate of the Net Working Capital of the Company as of the proposed Closing Date (“Estimated Closing Net Working Capital”), (ii) a reasonably detailed supporting calculation of the Estimated Closing Net Working Capital, and (iii) a statement of the amount of any proposed Closing Working Capital Payment or Closing Working Capital Reduction calculated in accordance with Section 2.9(b); provided that the estimated value of the Inventory in the Certified Closing Report shall be determined based on the books and records of the Company, and not on a physical Inventory count. The Certified Closing Report shall be reasonably acceptable to Purchaser.

(b) The Merger Consideration and the corresponding amount payable to Securityholders shall:

(i) be increased, by the amount, if any, that Estimated Closing Net Working Capital exceeds Target Net Working Capital (the amount of any such increase, the “Closing Working Capital Payment”); or

(ii) be decreased, by the amount, if any, that Estimated Closing Net Working Capital is less than Target Net Working Capital (the amount of any such decrease, the “Closing Working Capital Reduction”).

Section 2.10 Merger Consideration Spreadsheet. At least three (3) business days prior to the Closing Date, the Company shall furnish to Purchaser the following (“Merger Consideration Spreadsheet”) with respect to each Securityholder: his, her or its name, the number of shares of Company Stock held, the number of shares subject to each Option held, the Initial Price Per Share, the Initial Price Per Option, payment delivery instructions to the extent the Company has received such instructions, and the amount to be withheld, if any, pursuant to Section 2.8(e).

Section 2.11 Escrowed Consideration. As collateral for the indemnification obligations of the Company and the Securityholders pursuant to Article IX of this Agreement and the Post-Closing Purchase Price Adjustment in Section 2.12, upon the Closing, Purchaser shall deposit the Escrow Consideration in escrow with such institution acting as escrow agent (the “Escrow Agent”) as shall be acceptable to Purchaser and the Escrow Fund Recipient Agent, which amount (the “Escrow Fund”) shall be held pursuant to the terms of this Agreement and the Escrow Agreement (the “Escrow”).

Section 2.12 Post-Closing Purchase Price Adjustment.

(a) As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Purchaser shall cause the following to be prepared and furnished to the Escrow Fund Recipient Agent (the “Certified Post-Closing Report”): (i) an unaudited consolidated balance sheet as of the Closing Date of the Company and its Subsidiaries certified by an executive officer of Purchaser and setting forth the Net Working Capital of the Company as of the Closing Date (“Reported Closing Net Working Capital”), (ii) a reasonably detailed supporting calculation of Reported Closing Net Working Capital, (iii) a statement of any Indebtedness of the Company and its Subsidiaries outstanding as of the Closing but not repaid at the Effective Time pursuant to Section 2.15 (such unpaid Indebtedness, the “Unpaid Indebtedness”), (iv) a statement of any Company Expenses not paid at the Effective Time pursuant to Section 2.16 (such unpaid Company Expenses, the “Unpaid Company Expenses”), (v) a statement of Transaction Bonus Payments (or other payments that otherwise fall within the definition of Transaction Bonus Payments but are not listed on Schedule IV) not paid immediately prior to Closing pursuant to Section 5.5 (such unpaid amounts, the “Unpaid Transaction Bonus Payments”), and (vi) a statement of the amount of any proposed Post-Closing Purchase Price Payment calculated in accordance with Section 2.12(d) or Post-Closing Purchase Price Reduction calculated in accordance with Section 2.12(e). In the event that the Certified Closing Report is delivered prior to December 31, 2007, for purposes of the Certified Post-Closing Report, the value of the Inventory shall be increased by the Section 2.12 Upwards Adjustment or decreased by the Section 2.12 Shortfall, as applicable. For purposes of the foregoing, the “Section 2.12 Upwards Adjustment” means the amount by which the value of the Inventory resulting from an actual physical Inventory count of the Inventory as of December 31, 2007 exceeds the value of such Inventory on the books and records of the Company and its Subsidiaries as of December 31, 2007, and the “Section 2.12 Shortfall” means the amount by which the value of the Inventory resulting from the actual physical Inventory count of the Inventory of the Company and its Subsidiaries as of December 31, 2007 is less than the value of such Inventory on the books and records of the Company and its Subsidiaries as of December 31, 2007. Purchaser shall use commercially reasonable efforts to provide Escrow Fund Recipient Agent and its advisors and representatives access to the Company’s books and records, during normal business hours, as they relate to the calculations and amounts set forth in the Certified Post-Closing Report, as Escrow Fund Recipient Agent may reasonably request.

(b) The Certified Post-Closing Report and related calculations shall be prepared independently by Purchaser based on its own review of the financial information and the books and records of the Company and its Subsidiaries, in good faith and in accordance with GAAP consistently applied with prior periods; provided that the estimated value of the Inventory in the Certified Post Closing Report shall be determined based on the books and records of the Company and not on a physical Inventory count. The Certified Post-Closing Report shall be deemed to be and shall be final, binding and conclusive on the parties hereto upon the earliest of (the “Final Resolution Date”): (i) Escrow Fund Recipient Agent’s delivery of a written notice to Purchaser of Escrow Fund Recipient Agent’s approval of the Certified Post-Closing Report, (ii) the failure of Escrow Fund Recipient Agent to notify Purchaser in writing of a dispute regarding the Certified Post-Closing Report within thirty (30) days after the delivery of such report to Escrow Fund Recipient Agent, (iii) the resolution of all disputes pursuant to this Section 2.12(b) by Purchaser and the Escrow Fund Recipient Agent, and (iv) the resolution of all disputes pursuant to Section 2.12(c) by the Independent Accounting Firm. Escrow Fund Recipient Agent may dispute the Certified Post-Closing Report (and the amount of any item included in or forming the basis of any such report) by delivering a written notice to Purchaser setting forth each specific matter to be disputed and describing the dispute and the underlying facts in reasonable detail (the “Certified Post-Closing Report Dispute Notice”). If Escrow Fund Recipient Agent timely delivers a Certified Post-Closing Report Dispute Notice to Purchaser, the Company and Escrow Fund Recipient Agent, together with their accountants, shall attempt to reconcile such parties’ differences in good faith, and any resolution approved in writing by Purchaser and Escrow Fund Recipient Agent as to any disputed amounts shall be reflected in an amendment to the Certified Post-Closing Report and shall be final, binding and conclusive on all parties hereto.

(c) If Purchaser and Escrow Fund Recipient Agent are unable to reach a resolution within forty-five (45) days after the delivery of any Certified Post-Closing Report Dispute Notice, such parties shall submit their respective determinations and calculations and the items remaining in dispute for resolution to the accounting firm of Deloitte & Touche LLP unless one or more of the parties have developed a material relationship with such accounting firm, in which case Purchaser and Escrow Fund Recipient Agent shall select within five (5) days following such forty-five (45) day period another mutually acceptable independent accounting firm of national or international reputation which does not have a material relationship with any party hereto (the “Independent Accounting Firm”). The parties shall use their commercially reasonable efforts to cause the Independent Accounting Firm to submit a report to Purchaser and Escrow Fund Recipient Agent, based on the submissions of Purchaser and Escrow Fund Recipient Agent and any additional examination deemed reasonably necessary by the Independent Accounting Firm, with a determination regarding the disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on the parties hereto. The scope of the disputes to be resolved by the Independent Accounting Firm is limited to any such items included in the Certified Post-Closing Report that the Escrow Fund Recipient Agent has disputed in writing. In resolving any disputed item, the Independent Accounting Firm shall be bound by the principles set forth in this Section 2.12 and shall not assign a value to any item greater than the greatest value for such item being claimed by any party or less than the smallest value for such item being claimed by any party. The provisions of Section 9.2(d) shall apply to any and all acts by the Escrow Fund Recipient Agent in connection with this Section 2.12. The fees, costs and expenses of the Independent Accounting Firm, if any, shall be apportioned between Purchaser, on the one hand, and the Securityholders, on the other, based upon the inverse proportion of the amount of disputed items resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses). Any fees to be paid by the Escrow Fund Recipients shall be paid from the Escrow Fund. As finally determined pursuant to Section 2.12(b) or this Section 2.12(c): (i) Net Working Capital in the Certified Post-Closing Report shall be “Final Closing Net Working Capital”, (ii) Unpaid Indebtedness in the Certified Post-Closing Report shall be “Final Unpaid Indebtedness”, (iii) Unpaid Company Expenses in the Certified Post-Closing Report shall be “Final Unpaid Company Expenses”, and (iv) Unpaid Transaction Bonus Payments in the Certified Post-Closing Report shall be “Final Unpaid Transaction Bonus Payments”. “Final Adjusted Amount” means Final Closing Net Working Capital less Final Unpaid Company Expenses (if any), less Final Unpaid Indebtedness (if any), less Final Unpaid Transaction Bonus Payments (if any).

(d) If the Final Adjusted Amount is greater than Estimated Closing Net Working Capital, Purchaser shall pay in cash to each Escrow Fund Recipient an amount equal to (x)(i) the Final Adjusted Amount less (ii) Estimated Closing Net Working Capital, multiplied by (y) the applicable percentage relating to such Escrow Fund Recipient as set forth opposite such Escrow Fund Recipient’s name on the Distribution Schedule.

(e) If the Final Adjusted Amount is less than Estimated Closing Net Working Capital, the Escrow Fund Recipient Agent and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Purchaser an amount equal to Estimated Closing Net Working Capital less the Final Adjusted Amount.

(f) Any payment by Purchaser to the Escrow Fund Recipients pursuant to (d) above (a “Post-Closing Purchase Price Payment”) shall be made within two (2) business days of the Final Resolution Date.

(g) Any payment from the Escrow Fund to Purchaser pursuant to (e) above (a “Post-Closing Purchase Price Reduction”) shall be made within two (2) business days of the Final Resolution Date.

Section 2.13 Exchange of Certificates. (a) Each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Stock shall surrender to the Company the certificate or certificates representing such shares of Company Stock and, upon acceptance thereof by the Company prior to the Effective Time, be entitled to the Initial Price Per Share in cash at the Effective Time and, if applicable in accordance with the terms of this Agreement, the amounts payable pursuant to Section 2.12 and Article IX in cash to be paid as soon as practicable. After the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Stock shall surrender to the Surviving Corporation the certificate or certificates representing such shares of Company Stock and, upon acceptance thereof by the Surviving Corporation, be entitled to the Initial Price Per Share and, if applicable in accordance with the terms of this Agreement, the amounts payable pursuant to Section 2.12 and Article IX in cash to be paid as soon as practicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash and if such certificates are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash. Until surrendered as contemplated by this Section 2.13, each certificate for shares of Company Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration as contemplated by Section 2.8(b). No interest will be paid or will accrue on any amounts payable as Per Share Stock Consideration.

(b) No dividends or other distributions with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Stock with respect to the shares of Company Stock represented thereby.

(c) Neither Purchaser nor the Company shall be liable to any Person in respect of any shares of retained Company Stock (or dividends or distributions with respect thereto) or the Per Share Stock Consideration required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) If any consideration is to be paid to a Person other than the Person in whose name the certificate or Option surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to the Surviving Corporation any Transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the certificate or Option so surrendered, or such person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(e) If any certificate for shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed certificate, the Per Share Stock Consideration to be paid in respect of the shares of Company Stock represented by such certificate.

(f) Purchaser may, at its option, meet its obligations under this Section 2.13 through a bank, trust company or other third party reasonably selected by Purchaser to act as exchange agent in connection with the Merger.

Section 2.14 Appraisal Rights. Holders of shares of Company Stock who have complied with all requirements for demanding and perfecting appraisal rights as set forth in Section 262 of the DGCL (“Dissenting Stockholders”) are entitled to their rights under such Laws. Each share of Company Stock held by Dissenting Stockholders shall not be converted into or represent the right to receive the Per Share Stock Consideration. Dissenting Stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL. Each share of Company Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Stock Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.13, of the certificate or certificates that formerly evidenced such shares. The Company shall give Purchaser prompt written notice of any assertions of appraisal rights or withdrawals of assertions of appraisal rights, and any other instrument in respect thereof received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Section 2.15 Payment at the Effective Time for Indebtedness. At least three (3) business days prior to the Closing Date, the Company shall furnish to Purchaser a report prepared in good faith and certified by the Company’s Chief Executive Officer or Chief Financial Officer setting forth a reasonably detailed description of the estimated Indebtedness of the Company and its Subsidiaries outstanding as of the Closing and wire transfer information for each person to whom such Indebtedness is to be paid. As of the Effective Time, Purchaser or Merger Sub shall provide sufficient funds to the Company to enable the Company to repay in full the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding as of the Closing.

Section 2.16 Payment at the Effective Time for Company Expenses. At least three (3) business days prior to the Closing Date, the Company shall furnish to Purchaser the following: (i) a report prepared in good faith and certified by the Company’s Chief Executive Officer or Chief Financial Officer setting forth the Company Expenses, and (ii) wire transfer information for each person to whom the Company Expenses are to be paid. As of the Effective Time, Purchaser or Merger Sub shall provide sufficient funds to the Company to enable the Company to pay all Company Expenses that are incurred and owed as of the Closing Date but have not been paid on or prior to the Closing Date. “Company Expenses” means all outstanding fees and expenses of the Company and each of its Subsidiaries in connection with the transactions contemplated hereby, including the structuring, documentation, negotiation, and consummation thereof, that are incurred as of the Closing Date but have not been paid on or prior to the Closing Date.

Section 2.17 Transfer Taxes. Subject to Section 2.13(d), Purchaser shall assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement. The Company shall timely file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser and Merger Sub as follows:

Section 3.1 Organization and Qualification. The Company and each of its Subsidiaries is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Company Material Adverse Effect. True and complete copies of the Company’s and each of its Subsidiary’s certificate of incorporation and by-laws (or if such Subsidiary is not a corporation, its organizational documents) (collectively, the “Company’s Organizational Documents”), each as amended to date and currently in full force and effect, have been made available to Purchaser.

Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 25,500 shares of Company Stock. As of the date of this Agreement, (i) 16,256 shares of Company Stock are issued and outstanding and (ii) 2,146 shares of Company Stock are reserved or required to be reserved for issuance pursuant to outstanding Options and 416 shares of Company Stock are reserved or required to be reserved for issuance in respect of future grants of Options. All outstanding shares of Company Stock are validly issued, fully paid and nonassessable, and are not subject to preemptive rights. All outstanding securities of the Company have been issued in compliance with applicable federal and state securities laws. Section 3.2 of the Company Disclosure Schedule sets forth complete and accurate lists of the Stockholders and the number of shares of Company Stock held by each such Stockholder, and the Optionholders and the number of shares of capital stock subject to each Option; provided, that Section 3.2 of the Company Disclosure Schedule does not reflect the exercise of any Option exercised in whole or in part by an Optionholder after the date of this Agreement and prior to the Closing Date. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which the Company is a party or by which the Company is bound which obligate the Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Stock or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of Company Stock or any other capital stock of the Company or (ii) purchase, redeem or otherwise acquire any shares of Company Stock or any other capital stock of the Company. At the Effective Time, all of the outstanding Options will be terminated and the Company will have no further obligations to the holders thereof with respect thereto except to remit the Per Option Consideration and the applicable withholding taxes. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, to the knowledge of the Company, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Stock.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company does not have any Subsidiaries nor does it presently own, directly or indirectly, any capital stock or other proprietary interest in any Person. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all such interests are owned by the Company and are held free and clear of all Liens, other than Permitted Liens. There are not outstanding (i) any options, warrants or other rights to purchase from any of Subsidiary of the Company any capital stock or other ownership interests in or any other securities of any Subsidiary of the Company, (ii) any securities convertible into or exchangeable for shares of such capital stock or securities or (iii) any other contract, understanding, commitments, rights or obligations of any kind for any Subsidiary of the Company to issue additional shares of capital stock, options, warrants or other securities of any Subsidiary of the Company. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary.

Section 3.3 Authorization and Validity of Agreement. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The Company has duly authorized the execution, delivery and performance of this Agreement and each Transaction Agreement and no other proceedings on the part of the Company are necessary to authorize this Agreement, any Transaction Agreement or the transactions contemplated hereby or thereby. This Agreement and each Transaction Agreement have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery hereof and thereof by the parties (other than the Company) hereto and thereto constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.4 Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company or any Subsidiary thereof any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity or any other Person, except (a) for any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) as set forth in Section 3.4 or Section 3.5 of the Company Disclosure Schedule, (c) as provided for in Section 2.3 or (d) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

Section 3.5 No Violations. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate any of the Company’s Organizational Documents, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien, other than a Permitted Lien, on any assets or property of the Company or any Subsidiary thereof pursuant to any Contract or other obligation to which the Company or any Subsidiary thereof is a party or by which the Company or any Subsidiary thereof or any of its assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not have in the aggregate a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 and this Section 3.5 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, except for such conflicts, violations, breaches or defaults which would not have in the aggregate a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

Section 3.6 Financial Statements; Undisclosed Liabilities; Internal Controls.

(a) The Financial Statements have been previously made available to Purchaser. The Financial Statements (including any related notes and schedules thereto) are (i) complete and correct in all material respects (except that such Financial Statements which are unaudited do not contain all of the footnotes required under GAAP and are subject to year-end adjustments), (ii) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods indicated (except that such Financial Statements which are unaudited do not contain all of the footnotes required under GAAP and are subject to year-end adjustments), and (iii) fairly present in all material respects the financial position and results of operations of the Company and its Subsidiaries as of the dates and during the periods indicated therein (except that such Financial Statements which are unaudited do not contain all of the footnotes required under GAAP and are subject to year-end adjustments). Neither the Company nor any of its Subsidiaries has any Liability, whether absolute, accrued, contingent or otherwise, which is required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities shown on the September Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since September 30, 2007, or (iii) Liabilities set forth in Section 3.6 of the Company Disclosure Schedule. None of the Company or any Subsidiary thereof has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b) The Company and its Subsidiaries have in place systems and processes that are adequate and customary for private companies at the same stage of development as the Company and the Subsidiaries and that (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed (pursuant to GAAP) in the Financial Statements (such systems and processes are herein referred to as the “Controls”). Except as set forth in Section 3.6 of the Company Disclosure Schedule, to the knowledge of the Company, none of the Company or any Subsidiary thereof has received notice of any material complaint, allegation, assertion or claim regarding the appropriateness or operations of the Controls that has not been resolved prior to the date hereof. Except as set forth in Section 3.6 of the Company Disclosure Schedule, there have been no instances of fraud, whether or not material, that involves management or, to the knowledge of the Company, other employees that have a significant role in the Company’s Controls which occurred during any period covered by the Financial Statements.

Section 3.7 Compliance with Law. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has conducted and is conducting its business in material compliance with all material Laws, statutes, rules, regulations, decrees or orders of any Governmental Entity applicable to it and its properties. Neither the Company nor any Subsidiary thereof has received notice of, nor has the Company otherwise had or obtained knowledge of, any material violation of any material Law, statute, rule, regulation, decree or order of any Governmental Entity, in each case applicable to the Company or any of its Subsidiaries or any of their properties. Except as set forth in Section 3.7 of the Company Disclosure Schedule or as contemplated or permitted by this Agreement, the Company and each of its Subsidiaries holds all material Permits necessary for the conduct of its business as now being conducted (including, without limitation, all material Permits necessary or desirable to lease and to operate the Leased Real Property as currently being operated).

Section 3.8 Litigation. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no claims, disputes, actions, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which, if adversely determined, would have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby. The Company and its Subsidiaries are not subject to any outstanding and unsatisfied material order, writ, judgment, injunction or decree or settlement or consent agreement by or with a Governmental Entity.

Section 3.9 Employee Benefit Matters. (a) True and complete copies of the Company Benefit Plans have been made available to Purchaser. The Company Benefit Plans have been administered in accordance with their terms and comply with the requirements of ERISA and the Code, except where such failure to so administer or non-compliance would not result in a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or has been submitted to the IRS to obtain such a determination within the applicable remedial amendment period, as defined in Treas. Reg. § 1.401 (b)-(c). To the knowledge of the Company, there is no pending, nor has the Company received written notice of any threatened, material claim against or involving any of the Company Benefit Plans.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor union organization. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there are no material unfair labor practice complaints, labor arbitration proceedings, or other material Proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries by or on behalf of any present or former applicant, employee or consultant. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is in material compliance with all material applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment, occupational health and safety, and wages and hours, (ii) to the knowledge of the Company, no labor union or labor union organization has sought within the past three (3) years to represent any of the Company’s or its Subsidiaries’ employees, representatives or agents and (iii) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of the Company, threatened in writing against or involving the Company or its Subsidiaries.

(c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, the employment of each employee of the Company and its Subsidiaries is terminable at will without cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination and other amounts not exceeding One Hundred Thousand U.S. Dollars ($100,000) per employee. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund or otherwise set aside or provide benefits with respect to any current or former employee, director of consultant of the Company.

(d) Neither the Company nor any Subsidiary sponsors, maintains or contributes to, nor has any of them ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(e) Except as set forth in Section 3.9(f) of the Company Disclosure Schedule, none of the Company, any Subsidiary or any Company Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) any material post-employment or post-termination health and welfare benefits of any kind with respect to any current or former director, officer, employee, or consultant of the Company or any Subsidiary thereof, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, or (ii) retirement benefits under any Company Benefit Plan that is qualified under Section 401(a) of the Code.

Section 3.10 Taxes. (a) Except as set forth in Section 3.10 of the Company Disclosure Schedule; (i) all material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed and are true, complete, and correct in all material respects, and all material Taxes required to be paid have been timely paid, and (ii) there are no pending written proposed deficiencies or other written claims for unpaid Taxes received by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice from any state, local, or foreign taxing jurisdiction that it has not filed a Tax Return required to be filed by it. There are no Liens on any assets of the Company or its Subsidiaries with respect to material Taxes, other than Permitted Liens. Neither the Company nor any of its Subsidiaries has entered into a closing agreement with any taxing authority that requires the inclusion of an item of income or the exclusion of an item of deduction for any taxable period (or portion thereof) beginning after the Closing Date.

(b) Except as set forth in Section 3.10 of the Company Disclosure Schedule, all material Taxes that the Company and its Subsidiaries are required to withhold or collect have been duly withheld or collected and have been paid over, as required, to the appropriate taxing authority.

(c) Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no audits or proceedings pending or in progress with respect to Taxes of the Company or any of its Subsidiaries. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no waivers of statutes of limitations have been given with respect to any material Taxes with respect to the Company and its Subsidiaries, which waivers are in effect as of the date hereof.

Section 3.11 Intellectual Property.

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule: To the knowledge of the Company, the Company and each of its Subsidiaries have a valid right to use or exclusively own all Intellectual Property, other than the U.S. Trademarks, used in or necessary for the conduct of the Company’s and its Subsidiaries’ business as now operated. The Company and each of its Subsidiaries have a valid right to use or exclusively own all U.S. Trademarks, For the avoidance of doubt, Company and its Subsidiaries exclusively own all Trademarks that consist of or incorporate “BURT”, associated logos that include any designs used on the Company’s and its Subsidiaries’ products that consist of or incorporate a beehive or any images of Ingram Burt Shavitz, and associated distinctive trade dress, in each case, as used in or necessary for the conduct of the Company’s and its Subsidiaries’ business in the United States as now operated. For the purposes of this Section 3.11, “U.S. Trademarks” means all Trademarks used in or necessary for the conduct of the Company’s and its Subsidiaries’ business in the United States as now operated.

(b) Section 3.11(b) of the Company Disclosure Schedule lists all (i) registered Trademarks and applications for registration of any Trademarks; (ii) patents and patent applications; (iii) domain names; and (iv) registered copyrights and applications for registration of any copyrights, in each case, that are owned or registered by the Company or any of its Subsidiaries (collectively, “Registered Intellectual Property”). For each item of such Registered Intellectual Property, Section 3.11(b) of the Company Disclosure Schedule sets forth the applicable applicant or registrant, jurisdiction, and application or registration number. All necessary registration, maintenance and renewal fees in connection with each item of U.S. Registered Intellectual Property have been paid timely, and all necessary responses to office actions, affidavits of use, renewal applications, assignment recordals and other documents and certificates in connection with such Registered Intellectual Property have been filed (when due) with the U.S. Patent & Trademark Office and the U.S. Copyright Office. To the knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with each item of non-U.S. Registered Intellectual Property have been paid timely, and all necessary responses to office actions, affidavits of use, renewal applications, assignment recordals and other documents and certificates in connection with such Registered Intellectual Property have been filed (when due) with the appropriate patent, copyright, trademark or other authorities in the applicable non-U.S. jurisdictions, as the case may be.

(c) “Company Intellectual Property” shall be defined as all Intellectual Property owned by the Company and material to the business. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, to the Company’s knowledge, there are no facts or circumstances that would, or reasonably could be expected to, render any Company Intellectual Property invalid or unenforceable in connection with the Company’s or its Subsidiaries’ businesses. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, no U.S. Registered Intellectual Property has been abandoned or passed into the public domain, and no such Registered Intellectual Property is involved in any interference, reexamination, cancellation, opposition, or other Proceeding in the United States. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, to the knowledge of the Company, no non-U.S. Registered Intellectual Property has been abandoned or passed into the public domain, and no such non-U,S. Registered Intellectual Property is involved in any interference, reexamination, cancellation, opposition, or other Proceeding in any non-U.S. jurisdiction. The Registered Intellectual Property is free from any Lien.

(d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, to the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries in the current operation of their businesses infringes upon, misappropriates, or otherwise violates any Intellectual Property of any Person, and (ii) neither the Company nor any of its Subsidiaries has, within the past twenty-four (24) months received any complaint, claim, demand or other written notice alleging any such infringement, misappropriation or violation (including any claim in writing that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any Person).

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, (i) to the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any material Company Intellectual Property, and (ii) neither the Company nor any of its Subsidiaries has within the past 24 months issued any written communication to any Person alleging any such infringement, misappropriation, or other violation, or inviting any person to take a license with respect to any Company Intellectual Property.

(f) The Company and each of its Subsidiaries has taken commercially reasonable steps sufficient to safeguard and maintain their Trade Secrets that are material to the operation of the Company’s and its Subsidiaries’ business as now operated.

(g) To the knowledge of the Company, no Person has obtained unauthorized access to any Personal Information stored on the computer systems owned or operated by the Company or its Subsidiaries, nor has there been any other unauthorized acquisition of material computerized data of the Company or its Subsidiaries that has compromised the security, confidentiality or integrity of any such information.

Section 3.12 Material Contracts. (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Material Contracts to which the Company or any Subsidiary thereof is a party that are outstanding or in effect on the date of this Agreement. As used herein, “Material Contracts” means all of the following:

(i) each agreement or arrangement of the Company or any of its Subsidiaries (other than purchase orders with customers and vendors reflecting the Company’s standard terms and conditions) that requires, subsequent to the date of this Agreement, the payment or incurrence of Liabilities, or the rendering of services, by the Company or any of its Subsidiaries, of more than One Million U.S. Dollars ($1,000,000) per annum;

(ii) all Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(iii) all partnership, joint venture, research, development, teaming arrangements or other similar Contracts, in each case involving aggregate payments to or by the Company or any Subsidiary thereof in excess of One Million U.S. Dollars ($1,000,000);

(iv) each Contract of the Company or any of its Subsidiaries restricting or otherwise affecting the ability of the Company or any of its Subsidiaries to compete in its business or otherwise in any jurisdiction;

(v) all Leases or agreements under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any personal property owned or controlled by the Company or any of its Subsidiaries, that cannot be terminated on sixty (60) days notice or less without payment of any material penalty by the Company or any of its Subsidiaries;

(vi) all Contracts to which the Company or any of its Subsidiaries is a party for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis, and all Contracts relating to loans to officers, directors or Affiliates, in each case if Two Hundred Thousand U.S. Dollars ($200,000) or more could reasonably be expected to be paid under such Contract in any fiscal year;

(vii) all Contracts containing any grant by the Company or any of its Subsidiaries to a third Person, or to the Company or any of its Subsidiaries by a third Person, of any assignment, license, covenant not to sue, consent, coexistence right, release, or immunity with respect to any Intellectual Property material to the business of the Company (other than purchase orders with customers and vendors entered into in the ordinary course of business, employee invention assignment and non-disclosure agreements, and licenses of Intellectual Property incident to the purchase of tangible properties), except for any of the foregoing related to the use of generally available, off the shelf, computer software for a total, enterprise-wide fee of no more than One Hundred Thousand U.S. Dollars ($100,000) in any year of the Contract;

(viii) the employee invention and assignment agreements for the individuals specifically identified on Section 3.12(a) of the Company Disclosure Schedule;

(ix) all agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services which are not terminable without penalty on thirty (30) days’ notice (other than purchase orders with customers and vendors entered into in the ordinary course of business), in any case involving more than One Million U.S. Dollars ($1,000,000);

(x) all collective bargaining Contracts, and termination, severance, transaction bonus or change of control agreements;

(xi) all Company Benefit Plans and related Contracts with trustees, insurance companies or others relating to any such employee benefit plan or arrangement;

(xii) each other Contract with a third party providing for aggregate payments to or by the Company or any Subsidiary thereof in excess of One Million U.S. Dollars ($1,000,000) per annum (other than purchase orders with customers and vendors entered into in the ordinary course of business);

(xiii) powers of attorney or similar authorizations granted by the Company or any Subsidiary thereof to third parties;

(xiv) each Contract that provides for a minimum payment guarantee in excess of One Million U.S. Dollars ($1,000,000) in the aggregate with a term or any payment obligations that extend beyond one (1) year; and

(xv) each Contract of the Company or any of its Subsidiaries that, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, will require (or purports to require) Purchaser to grant any license or other right with respect to any of its Intellectual Property, or be obligated to pay any material royalties or other amounts.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule:

(i) neither the Company nor any of its Subsidiaries which is a party to any Material Contract, nor, to the knowledge of the Company, any other party thereto, is in material breach thereof or material default thereunder, or has given written notice of material breach or material default to any other party thereunder;

(ii) each Material Contract is valid and binding on the Company and its relevant Subsidiaries which are parties thereto, as the case may be, and, to the knowledge of the Company, each respective counterparty thereto, and each Material Contract is a legal, binding and enforceable obligation of the Company and each Subsidiary that is a party thereto, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(iii) no retailer or counterparty to a Material Contract has threatened in writing termination, material diminution of benefits to the Company or any Subsidiary thereof, or non-renewal of, any Material Contract, nor has the Company or any Subsidiary received any written notice or written warning of any alleged material nonperformance, material delay in delivery or other material noncompliance by the Company or any Subsidiary; and

(iv) except to the extent that any consents set forth in Sections 3.4 and 3.5 of the Company Disclosure Schedule are not obtained, the consummation of the transactions contemplated by this Agreement will not result in any Material Contract failing by its terms to continue in full force and effect after the consummation of the transactions contemplated by this Agreement.

Section 3.13 Brokers and Finders. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for the Company, and the Company has not incurred any obligation to pay any brokerage, finder’s or investment banking fee to any Person, other than to Goldman Sachs, HSBC and AEA Investors, LLC.

Section 3.14 Absence of Certain Changes. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, since January 1, 2007, the business of the Company and each of its Subsidiaries has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes or developments which, individually or in the aggregate, have had or would have a Company Material Adverse Effect or to prevent the consummation of the transactions contemplated hereby.

Section 3.15 Environmental Matters. (a) Notwithstanding any other provision in this Agreement, this Section 3.15 contains the exclusive representations of the Company concerning Environmental Matters.

(b) Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in material compliance with all applicable Environmental Laws.

(c) Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have obtained all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and are in substantial compliance with the terms and conditions of such Environmental Permits.

(d) Except as set forth in Section 3.15 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has received any written notice of any injunction, decree, order, judgment, lawsuit, claim, proceeding, summons or any other form of action pending or threatened, alleging a material violation of or material Liability under any Environmental Law.

(e) Neither the Company nor any Subsidiary thereof has (i) disposed of, or arranged for the disposal of, any Hazardous Substance on any third-party sites that would reasonably be expected to give rise to any material Liability under any Environmental Law. or (ii) incurred any material Liability related to the generation, treatment, storage or disposal of Hazardous Substances.

(f) The Company has delivered or otherwise made available for inspection to Purchaser true and complete copies of all material reports, studies and analyses created within the last three (3) years that are in the possession of the Company or any Subsidiary thereof pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company and its Subsidiaries, or regarding the Company’s and its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.16 Related Transactions. Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) all transactions in excess of Five Hundred Thousand U.S. Dollars ($500,000) individually or One Million U.S. Dollars ($1,000,000) in the aggregate between any Stockholder, director, officer, or any of their respective Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, since January 1, 2007, (ii) all assets, properties and services of any Stockholder, director, officer, or any of their respective Affiliates used in connection with the Company’s business at any time since January 1, 2007, and (iii) all material executory Contracts between any Stockholder, director or officer, or any of their respective Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

Section 3.17 Real Property. (a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the real property leased, subleased, or licensed by the Company or any of its Subsidiaries, and a true, correct and complete list of all Leases for each such Leased Real Property, including: (a) the street address of such parcel of Leased Real Property, (b) the identity of the lessor and lessee of such Lease document, (c) the term (referencing applicable renewal periods) of such Lease document and (d) a brief and general statement on the current use of such parcel of Leased Real Property. Neither the Company nor any of its Subsidiaries owns any real property and neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Except as otherwise set forth in Sections 3.17(b) of the Company Disclosure Schedule: (i) all material Leased Real Property is leased by the Company and its Subsidiaries (as the case may be) under valid and subsisting leases, subleases or licenses (as the same may have been amended or modified) that are, to the knowledge of the Company, in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received written notice of any material breach or default, or cancellation or termination thereunder, and (iii) to the knowledge of the Company, there are no conditions, events or circumstances which with notice or lapse of time, or both, would constitute a material breach or default under any Lease on the part of any party to such a Lease.

(c) Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) made any material alterations, additions or improvements to the Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at termination of the applicable Lease term, or (ii) entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any Person the right to use or occupy such Leased Real Property or any portion thereof or interest therein, except for Permitted Liens.

(d) To the knowledge of the Company, no zoning or similar land use restrictions are presently in effect or anticipated or proposed by any Governmental Entity that would impair the operation of the businesses of the Company and its Subsidiaries as presently conducted or which would impair the use, occupancy and enjoyment of any of the Leased Real Property.

(e) Complete and correct copies of all Leases (and, if applicable, in the case of any oral Lease, a written summary of the terms of such Lease) have been delivered by the Company to Purchaser on or before the date of this Agreement.

Section 3.18 Tangible Assets. The machinery, equipment and other tangible assets that the Company and its Subsidiaries own are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, generally are in good operating condition and repair (subject to normal wear and tear), are suitable for the purposes for which they are being used, and are generally sufficient for the continued conduct of the Company’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.19 Customers; Distributors; Suppliers.

(a) Section 3.19(a) of the Company Disclosure Schedule accurately identifies, and provides a list of each distributor, customer or other Person that accounted for more than One Million U.S. Dollars ($1,000,000) of the net revenues of the Company in the period from October 1, 2006 to September 30, 2007 and the associated net revenue during such period.

(b) Section 3.19(b) of the Company Disclosure Schedule accurately identifies any distributor, whether in the United States or anywhere outside of the United States, that (i) within the two (2) years prior to the Closing Date had a Contract to perform, or (ii) has a Contract or proposed Contract to perform, any distributor or distribution services to or for the Company or any Subsidiary thereof.

(c) Section 3.19(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete list of the amounts paid to each supplier of goods or services that received more than One Million U.S. Dollars ($1,000,000) from the Company in the period from October 1, 2006 to September 30, 2007.

(d) The Company has not received any written or oral (outside of the ordinary course of business) notice indicating that any current customer, supplier or distributor set forth in (a), (b) or (c) above, (i) intends to cease dealing with the Company or any of its Subsidiaries, (ii) intends to otherwise materially reduce the volume of business transacted by such Person with the Company or any of its Subsidiaries, (iii) is otherwise materially dissatisfied with the Products or otherwise with its relationship with the Company or any of its Subsidiaries, or (iv) is threatened with bankruptcy or insolvency.

(e) As of the date hereof, the Company has furnished to Purchaser true, correct and complete copies of any Contract and any draft Contract under negotiation by the Company and the customers listed in Section 3.19(e) of the Company Disclosure Schedule. Section 3.19(e) of the Company Disclosure Schedule sets forth a reasonably detailed description of the Company’s current business plan as of the date hereof with respect to such customers. In addition, the Company has communicated to such customers the Company’s significant trade policies and practices that would be applicable to them in the event they purchase products from the Company, and, to the knowledge of the Company, the customers listed in the Section 3.19(e) of the Company Disclosure Schedule understand the policies and practices and have not as of the date hereof communicated any disagreement with or objection to such policies and practices in the event they purchase products from the Company. Other than as furnished to Purchaser prior to the date hereof and as set forth in Section 3.19(e) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof there are no other Contracts, term sheets, letters of intent, understandings, arrangements or undertakings (including any amendments thereto) involving the Company or any Subsidiary thereof and the customers listed in Section 3.19(e) of the Company Disclosure Schedule.

(f) Except as set forth in Section 3.19(f) of the Company Disclosure Schedule, since January 1, 2007, other than in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries has established, terminated or maintained any sales incentive or bonus program, trade promotion spending or allowance (including customer allowances and performance-based promotion spending), or other trade practices or policies, whether for the benefit of customers, distributors, suppliers, employees or representatives of the Company or any of its Subsidiaries, that would reasonably be expected to materially increase trade inventories or materially accelerate shipments of Products. Since January 1, 2007, none of the Company or any of its Subsidiaries has materially changed or made a material exception to any policy of the Company or any of its Subsidiaries regarding the return of Products shipped to customers.

(g) Since January 1, 2007, except as in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries (i) has taken or currently intends to take any action with regard to any material adjustment of price or terms not announced prior to the date of this Agreement related to the customers, suppliers or distributors of the Company or any of its Subsidiaries or (ii) has materially amended, modified or altered, or intends to materially amend, modify or alter, the pricing schedule or pricing list for any Product, including providing promotions, coupons, discounts or price increases.

Section 3.20 Product Liability. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Company has not been notified in writing of any claims for (and the Company has no knowledge of any threatened claims for), and there have not been, any Product recalls or warranty obligations relating to any Product other than in the ordinary course of business consistent with past practice. The Company has not, within the three (3) years prior to the Closing Date, had any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product. To the knowledge of the Company, no facts or circumstances exist that would reasonably be likely to give rise to any future material Liability of the Company or any of its Subsidiaries arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product.

Section 3.21 Accounts Receivable. The Accounts Receivable reflected in the September Balance Sheet, and all accounts receivable arising since the September Balance Sheet, have arisen from bona fide transactions engaged in or entered into by the Company or a Subsidiary thereof in the ordinary course of business consistent with past practice and represent bona fide claims for payment for goods sold or services provided on or prior to the date hereof. The allowance for collection losses on the September Balance Sheet was established in the ordinary course of business consistent with past practice and in accordance with GAAP.

Section 3.22 Inventory. Except as set forth in Section 3.22 of the Company Disclosure Schedule and except for inventory not included on the September Balance Sheet, the items of Inventory of the Company and its Subsidiaries are suitable, usable, and salable in the ordinary course of business without material discount or reduction, materially conform to generally accepted standards in the industry of which the Company and its Subsidiaries are a part, are free of material defects, materially meet the Company’s current standards and specifications and comply in all material respects with applicable Laws, are at levels consistent with past practices of the business of the Company, and are physically present without material damage or loss.

Section 3.23 Insurance. Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of all material insurance policies held by the Company and now in force, and indicates the name of the insurer, the nature of each policy, the term of the policy, the policy number and the amount or amounts of coverage in each case. The Company has provided Purchaser with copies of all such insurance policies to which the Company or any of its Subsidiaries is a party or is a beneficiary or named insured. All of the insurable properties of the Company are insured, pursuant to insurance policies, and all such insurance policies are in full force and effect. Except as set forth in Section 3.23 of the Company Disclosure Schedule, there are no outstanding claims in excess of One Hundred Thousand U.S. Dollars ($100,000) asserted under any of the insurance policies of the Company or any of its Subsidiaries in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation claims.

Section 3.24 Certain Matters. Since November 7, 2003, Renee Quimby has continuously maintained an “independent contractor, consulting or employment relationship” with the Company within the meaning of Section 1(a)(1) of that certain Noncompetition Agreement, dated as of November 7, 2003, between the Company and Renee Quimby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. (a) Purchaser is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on Purchaser or to prevent the consummation of the transactions contemplated hereby.

(b) Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authorization and Validity of Agreement. (a) Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Purchaser has duly authorized the execution, delivery and performance of this Agreement by Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the parties hereto (other than Purchaser), constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Merger Sub has duly authorized the execution, delivery and performance of this Agreement by Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery hereof by the parties hereto (other than Merger Sub), constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.3 Consents and Approvals. Neither the execution and delivery of this Agreement by Purchaser and Merger Sub nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby will require on the part of Purchaser or Merger Sub or any of their respective Subsidiaries consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for any applicable filings required under the HSR Act or comparable Laws in foreign jurisdictions, (b) as set forth in Section 4.3 or Section 4.4 of the Purchaser Disclosure Schedule, (c) as provided for in Section 2.3 or (d) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby.

Section 4.4 No Violation. Except as set forth in Section 4.4 of the Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser or Merger Sub nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby will (a) conflict with or violate its or any of its Subsidiaries’ respective organizational documents (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any material assets or material property of Purchaser or Merger Sub or any of their respective Subsidiaries pursuant to any material Contract to which Purchaser or Merger Sub or any of their respective Subsidiaries is a party or by which Purchaser or Merger Sub or any of their respective Subsidiaries or any of their respective material assets or material properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not prevent the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3 and this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Merger Sub or any of their respective Subsidiaries or their respective assets or properties, except for such conflicts, violations, breaches or defaults which would not in the aggregate prevent the consummation of the transactions contemplated hereby.

Section 4.5 Funding and Capitalization. Purchaser has cash available or has existing borrowing facilities which, together with its available cash are sufficient, and at the Closing, Purchaser will have sufficient funds, to enable it to consummate the transactions contemplated by this Agreement and pay all related fees and expenses for which Purchaser will be responsible and will, from time to time, provide assurances and information to the Company as shall reasonably be requested by the Company that it will have such financial capability on the Closing Date.

Section 4.6 Brokers and Finders. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for Purchaser or Merger Sub, and neither Purchaser nor Merger Sub has incurred any obligation to pay any brokerage, finder’s or other fee or commission to any Person, other than Lehman Brothers Inc.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedule, from the date of this Agreement until the Closing Date, the Company agrees that, except as otherwise contemplated by this Agreement or the Company Disclosure Schedule, or as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. The business of the Company and its Subsidiaries, as a whole, shall be conducted in the ordinary course consistent with past practice and the Company will use its commercially reasonable efforts to keep available the services of key employees engaged exclusively in the business of the Company or any Subsidiary thereof and key consultants and to preserve the relationships with key customers and suppliers and others having significant business dealings with the business of the Company or any Subsidiary thereof, and maintain in effect all material Permits that are required for the Company or any of its Subsidiaries to carry on their respective businesses, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company and the Subsidiaries at the Effective Time.

(b) Governing Documents. None of the Company or any of its Subsidiaries will amend its respective organizational documents.

(c) Issuance of Securities. None of the Company or any of its Subsidiaries will issue, transfer, sell or dispose of, or authorize or agree to the issuance, transfer, sale or disposition of any shares of capital stock or any voting securities of the Company or any Subsidiary thereof or any options, rights, warrants or other securities convertible into or exchangeable or exercisable for any such shares of capital stock or voting securities of the Company or any Subsidiary or amend any of the terms of any securities or agreements relating to such capital stock or voting securities outstanding on the date hereof, other than the issuance of

Company Stock upon the exercise of Options existing as of the date hereof or permitted to be granted after the date hereof and in accordance with their terms.

(d) No Dividends. None of the Company or any of its Subsidiaries shall declare, set aside or pay any dividend or make any distribution with respect to its capital stock on or prior to the Closing Date.

(e) No Acquisitions. None of the Company or any of its Subsidiaries will acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, except, with respect to the acquisition of assets, in the ordinary course of business.

(f) No Dispositions. None of the Company or any of its Subsidiaries will sell, lease, license, encumber or otherwise dispose of or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets, including any material Company Intellectual Property, other than in the ordinary course of business consistent with past practice or pursuant to any Material Contract in effect prior to the date of this Agreement, a copy of which was furnished to Purchaser prior to the date of this Agreement.

(g) Maintenance of Properties. The Company and each Subsidiary will use its commercially reasonable efforts to maintain and repair all property material to the operation of its business in a manner consistent with past practice.

(h) New Contracts. Except as in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries will (i) enter into any Contract not terminable upon ninety (90) days notice without material penalty to the Company or any Subsidiary thereof, other than any Contract or series of related Contracts with any single party which does not obligate the Company or a Subsidiary, as the case may be, to pay more than One Million U.S. Dollars ($1,000,000) per year, or (ii) enter into, amend, or modify any Contract with a Principal Stockholder.

(i) Pricing. Except as in the ordinary course of business consistent with past practice or as set forth in Section 5.1(i) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries will make any material adjustment of any price or other material sales terms (including with respect to promotions or coupons) not announced prior to the date of this Agreement related to the customers, suppliers or distributors of the Company or any of its Subsidiaries.

(j) Capital Expenditures. Except as in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries will make, authorize or make commitments for capital expenditures in an amount exceeding Two Million Five Hundred Thousand U.S. Dollars ($2,500,000).

(k) Indebtedness. The Company will not incur, assume, guaranty or otherwise become liable in respect of any indebtedness for money borrowed or subject any of its assets,

tangible or intangible, to any Liens (other than Permitted Liens), or extend any loan to any director, officer or employee of the Company or any of its Subsidiaries, except for indebtedness or Liens incurred, or loans extended, in the ordinary course of business, consistent with past practice.

(l) Compensation and Benefits. Except as in the ordinary course of business consistent with past practice or as required by Law or by an existing Company Benefit Plan according to its terms as in effect as of the date hereof and except as permitted by Section 5.7, none of the Company or any of its Subsidiaries will (i) increase the salaries, wages, compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (ii) amend the terms of any option plan, option agreement, or other outstanding equity-based award, (iii) pay or grant any severance or termination pay or severance compensation to any director, officer or employee of the Company or any of its Subsidiaries, (iv) adopt or amend any Company Benefit Plan, or cause or suffer any addition to or modification thereof, or (v) enter into any collective bargaining agreement or cause or suffer any termination or amendment thereof.

(m) Accounting. None of the Company or any of its Subsidiaries will make any changes in its accounting methods or practices other than as required by Law.

(n) Payables and Receivables. None of the Company or any of its Subsidiaries will accelerate or delay the collection of accounts or notes receivable or the payment of accounts or notes payable, and each of the Company and its Subsidiaries shall use its commercially reasonable efforts to collect its accounts or notes receivable and pay its accounts or notes payable in the ordinary course of business consistent with past practice.

(o) Insurance. None of the Company or any of its Subsidiaries will cause any material insurance policy naming the Company or its Subsidiaries as a beneficiary or loss-payable payee to be canceled or terminated.

(p) No Settlements. Except to enforce any rights pursuant to this Agreement, none of the Company or any of its Subsidiaries will (i) settle or agree to settle any litigation, action, dispute, arbitration, claim or proceeding, other than items 2, 3 and 5 of Section 3.8 of the Company Disclosure Schedule, or (ii) institute or initiate any material litigation, action, dispute, arbitration, claim or proceeding.

(q) No Dissolution. None of the Company or any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries.

(r) No Tax Changes. None of the Company or any of its Subsidiaries will make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement, or settle any material claim or assessment in respect of Taxes.

(s) No Trade Loading. Except as set forth on Section 5.1(s) of the Company Disclosure Schedule, other than in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries will establish, terminate or maintain any sales incentive or bonus program, trade promotion spending or allowance (including customer allowances and performance-based promotion spending), or other trade practice or policy, whether for the benefit of customers, distributors, suppliers, employees or representatives of the Company or any of its Subsidiaries, that would materially increase trade inventories or materially accelerate shipments of Products. None of the Company or any of its Subsidiaries will materially change or make a material exception to any material policy of the Company or any of its Subsidiaries regarding the return of Products shipped to customers.

(t) None of the Company or any of its Subsidiaries will authorize, take, or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through (s) above or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

Section 5.2 Termination of Discussions; No Solicitations. Immediately after the execution of this Agreement, the Company shall terminate and cease, and shall direct its Affiliates, officers, directors, representatives and agents to terminate and cease, all discussions and negotiations that may then be ongoing by any of them with respect to an Alternative Transaction. From the date hereof through the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, the Company shall not permit its Affiliates, officers, directors, representatives or agents to, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Purchaser, Merger Sub or any of their respective Affiliates) concerning any Alternative Transaction.

Section 5.3 Stockholder Approval. Immediately following execution of this Agreement, the Company shall deliver to each Principal Stockholder (or their proxies) the Principal Stockholder Consent and obtain a fully executed Principal Stockholder Consent from each of the Principal Stockholders. The parties intend that the Principal Stockholder Consents be executed and delivered to the Company (with copies to Purchaser) by the Principal Stockholders (or their respective proxies) immediately after delivery of such consents to the Principal Stockholders and that pursuant thereto the Principal Stockholders (or their respective proxies) shall adopt and approve this Agreement and the Merger. The Company shall ensure that the Principal Stockholder Consents delivered by the Principal Stockholders shall have been obtained in compliance with, and are valid and effective under, Section 228 of the DGCL and the Company’s Organizational Documents.

Section 5.4 Notice to Stockholders. As promptly as practicable but no later than the seventh (7th) business day after the valid execution of the Principal Stockholder Consents by the Principal Stockholders, the Company shall prepare and mail to every Stockholder as of the record date determined by the Company for such purpose, the notices required by Sections 228(e) and 262(d)(2) of the DGCL and an information statement prepared in accordance with the DGCL and applicable law (together with any amendments thereof or supplements thereto, the “Information Statement”) relating to the action of the Company’s stockholders by written consent in lieu of a meeting to approve and adopt this Agreement and approve the Merger. The Company shall afford Purchaser and its counsel a reasonable opportunity to review and comment upon the Information Statement or other materials or notices prior to such materials being delivered to the Stockholders and the Information Statement shall be in a form reasonably approved by Purchaser. The Information Statement shall reflect that the board of directors of the Company approved and adopted this Agreement and the Merger.

Section 5.5 Transaction Bonus Payments. Immediately prior to the Closing, the Company shall pay all Transaction Bonus Payments to the applicable recipients as set forth on Schedule IV; provided that as described on Schedule IV, the Company shall pay certain of such individuals a portion of the applicable Transaction Bonus Payments immediately prior to the Closing and the remainder of each such Transaction Bonus Payment shall be paid to such individuals from the Escrow Fund pursuant to Article IX, the Escrow Agreement, and the Distribution Schedule, and, in the event of any Post-Closing Purchase Price Adjustment, pursuant to Section 2.12 and the Distribution Schedule.

Section 5.6 Key Employees. From the date of this Agreement until the Closing Date, the Company and its Subsidiaries shall use their commercially reasonable efforts to cooperate with reasonable requests from Purchaser with respect to: (i) confirmation by certain key employees of the Company and its Subsidiaries of their intention to continue their employment with the Surviving Corporation and/or a Subsidiary thereof following the Closing, and (ii) seeking an agreement from each such key employee to enter into a noncompetition agreement with the Company immediately prior to the Closing Date.

Section 5.7 Section 280G Stockholder Approval. As promptly as practicable after the execution of this Agreement and before the Closing Date, the Company shall submit to its Stockholders for approval in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, including Q-7 of Section 1.280G-1 of such regulations, a written consent with respect to all payments or benefits made or to be made by Purchaser, the Company or any of the Subsidiaries to any individual which would be, or in the absence of their waiver by the individual would have been, characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code by reason of a “change in ownership”, “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company occurring by reason of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF PURCHASER

Section 6.1 Compensation and Benefits. (a) For not less than twenty-four (24) months following the Closing Date (the “Continuation Period”), Purchaser shall maintain, or, where applicable, shall cause the Company and its Subsidiaries to maintain, plans, programs and arrangements (including severance policies and programs) for the benefit of current and former employees of the Company and its Subsidiaries that are no less favorable in the aggregate than those provided to such employees by the Company and its Subsidiaries immediately prior to the Closing Date. During the Continuation Period, no amendment shall be made to any such plan, program or arrangement that in the aggregate adversely affects the interests of the participants or beneficiaries therein except to the extent required by applicable Law or to maintain tax qualifications. In the event that any employee of the Company or any of its Subsidiaries is at any time after the Closing Date transferred to Purchaser or any Affiliate of Purchaser or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed to by Purchaser or its Affiliates, Purchaser shall cause such plan, program or arrangement to treat the prior service of such employee with the Company or any of its Subsidiaries, to the extent such prior service is recognized under the comparable plan, program or arrangement of the Company or any of its Subsidiaries, as service rendered to Purchaser or its Affiliates (except with respect to benefit accruals under any qualified or non-qualified retirement plan of Purchaser or its Affiliates, including but not limited to any such plan intended to be qualified under Section 401(a) of the Code), as the case may be; provided, however, that in administering such plans, programs or arrangements of Purchaser or its Affiliates, Purchaser may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service.

(b) Purchaser will cause its medical, dental and other welfare plans in which current or former employees or their dependants of the Company or any of its Subsidiaries commence to participate after the Effective Time to (i) waive any preexisting condition limitations and (ii) honor any deductible and out-of-pocket expenses incurred by such employees and dependants under similar plans of the Company for the plan year in which such participation begins, to the extent provided for under Purchaser’s plans. Purchaser will cause to be waived any medical certification for such employees up to the amount of coverage such employees had under any life insurance plan of the Company or any of its Subsidiaries, to the extent provided for under Purchaser’s plans.

Section 6.2 Insurance; Indemnity. (a) For a period of six (6) years following the Effective Time, Purchaser shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable Law each Person who is now or has been an officer or director of the Company (or any Subsidiary thereof) (individually, an “Indemnified Person” and collectively, the “Indemnified Persons”), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually incurred by the Indemnified Person in connection with any Proceeding arising out of or pertaining to acts or omissions (other than illegal acts or acts of fraud), or alleged acts or omissions (other than illegal acts or acts of fraud), by them prior to the Effective Time in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time; provided, however, that no indemnification shall be made to any Indemnified Person to the extent it is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such Indemnified Person did not, with respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company (or any Subsidiary thereof). In the event of any such Proceeding, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Proceeding to the full extent and under all circumstances permitted by the DGCL as in effect on the date hereof, upon receipt of any undertaking required by applicable Law, and (ii) the Surviving Corporation will direct the defense of any such matter; provided further, however, that the Surviving Corporation shall not be obligated pursuant to this Section 6.2 to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single Proceeding, except to the extent that, in the opinion of counsel for the Indemnified Persons, two or more of such Indemnified Persons have conflicting interests in the outcome of such action.

(b) From and after the Effective Time, Purchaser shall either, at its option: (A) purchase and maintain or cause the Surviving Corporation to purchase and maintain, for a period of six (6) years following the Effective Time, policies of directors’ and officers’ liability insurance reasonably acceptable to the Company and covering each Person who was a director or officer of the Company at any time prior to the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that are no less advantageous to the insured parties as those in effect immediately prior to the Effective Time; provided, however, if the aggregate annual premiums for such insurance exceed 225% of the per annum rate of premiums currently paid by the Company for such insurance, then the Surviving Corporation shall provide the maximum coverage that shall then be available at an annual premium equal to 225% of such rate, or (B) cause the Surviving Corporation to purchase “tail” coverage pursuant to the Company’s directors’ and officers’ liability insurance in effect immediately prior to the Effective Time for a six (6) year period, in which case Purchaser shall following the Effective Time cause the Surviving Corporation not to seek to revoke such tail coverage. The Company shall promptly notify Purchaser of any claims made, or any facts or circumstances reasonably likely to lead to claims, prior to the Effective Time pursuant to such policy.

(c) Neither Purchaser nor the Surviving Corporation shall, nor shall either permit any of the Subsidiaries of the Surviving Corporation to, take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of organization and bylaws and any other written agreements of the Company or any of its Subsidiaries that provide indemnification of and expense reimbursement to any Indemnified Person.

(d) The provisions of this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.2 applies without the consent of such Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2 and shall be entitled to enforce the covenants contained herein) and each party entitled to insurance coverage under this Section 6.2, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Person may have under the certificate or articles of incorporation or bylaws of the Surviving Company or any of its Subsidiaries, under the DGCL or otherwise.

(e) In the event Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.2.

ARTICLE VII

COVENANTS OF PURCHASER AND THE COMPANY

The parties hereto agree that:

Section 7.1 Access to Information. From the date hereof until the Closing Date, the Company (a) will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and on reasonable notice to the officers, properties, books and records of and relating to the Company and its Subsidiaries, (b) will furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Company, as such Persons may reasonably request and (c) will instruct its employees, counsel and financial advisors to cooperate with Purchaser in its investigation of the Company and its Subsidiaries. Any information provided, or caused to be provided, by the Company pursuant to this Section 7.1 shall be subject to the terms of the Confidentiality Agreement dated as of July 13, 2007 between the Company and Purchaser.

Section 7.2 Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto shall act in good faith and use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall consult and fully cooperate with and provide assistance to each other in obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person as soon as reasonably practicable after filing. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

Section 7.3 Certain Filings. (a) As soon as practicable, and in any event no later than five (5) business days after the date hereof, each of the parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and any Other Filings required by any comparable Laws of foreign jurisdictions, with respect to transactions contemplated hereby and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Purchaser and the Company shall furnish to the other such information and assistance as the other shall reasonably request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity under the HSR Act or any comparable Laws of foreign jurisdictions, and each of Purchaser and the Company shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Entities.

(b) Each of the Company and Purchaser shall prepare and file any Other Filings required to be filed by them. The Company and Purchaser shall cooperate with each other and provide to each other all information necessary in order to prepare the Other Filings. The information provided by the Company and Purchaser for use in the Other Filings shall at all times prior to the Closing Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed, comply in all material respects with applicable Law.

Section 7.4 Public Announcements. Purchaser and the Company will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement unless the text of such statement shall first have been approved by Purchaser and the Company; provided, that such approval shall not be unreasonably withheld, conditioned or delayed.

Section 7.5 Notices of Certain Events. Each of Purchaser and the Company shall promptly notify the other following the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby or of any action, suit, claim or proceeding commenced or, to its knowledge threatened, against it which relates to or seeks to prohibit the consummation of the transactions contemplated hereby.

Section 7.6 Notification of Certain Matters. The Company shall give prompt written notice to Purchaser of (a) the occurrence or non occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence of any event which causes the representation in Section 3.19(e) to be untrue or inaccurate in any material respect (without regard to any reference to the date of this Agreement) at or prior to the Effective Time. Purchaser shall give prompt written notice to the Company of (x) the occurrence or non occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of Purchaser or Merger Sub contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (y) any failure of Purchaser or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything to the contrary herein, the parties agree that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any of the other remedies available to the party receiving such notice.

Section 7.7 Implied Warranties. Except as expressly provided in this Agreement, the Company has not made and is not making any representation or warranty whatsoever to Purchaser or to Merger Sub as to the Company, any of its Subsidiaries or their respective businesses. Without limiting the foregoing, Purchaser and Merger Sub acknowledge that Purchaser and Merger Sub, together with their advisors, has made their own investigation of the Company and its businesses and is not relying on any implied warranties (whether of merchantability or fitness for a particular purpose or otherwise).

Section 7.8 Straddle Period Allocations. Taxes with respect to a Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date (i) except as provided in clauses (ii) and (iii) of this Section 7.8, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in clause (iii) of this Section 7.8, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such Straddle Period occurring through the Closing Date compared to the total number of days in such Straddle Period, and (iii) in the case of any Tax based upon income or receipts, in an amount equal to the Tax which would be payable if the Straddle Period ended on the Closing Date.

Section 7.9 Return Preparation. Purchaser shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by the Company or any of its Subsidiaries after the Closing Date for a taxable period beginning before the Closing Date. To the extent any Tax shown as due on such Tax Return could reasonably be expected to be payable by Securityholders (taking into account indemnification obligations hereunder), (i) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Tax laws, (ii) such Tax Return shall be provided to the Escrow Fund Recipient Agent at least thirty (30) days prior to the filing deadline (or, if required to be filed within thirty (30) days of the Closing, as soon as possible following the Closing), and (iii) the Escrow Fund Recipient Agent shall have the right to review such Tax Return, and such Tax Return shall not be filed without the Escrow Fund Recipient Agent’s approval (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 7.10 Tax Elections and Amended Returns. Except (i) consistently with a resolved audit or (ii) to the extent required to claim any deductions associated with Transaction Bonus Payments or amounts paid or payable to holders of Options pursuant to Section 2.8(d), no party to this Agreement may amend a Tax Return of the Company or any of its Subsidiaries, or file or amend any Tax election of the Company or any of its Subsidiaries, in each case, with respect to a taxable period ending on or before the Closing Date without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

Section 7.11 Termination of Tax Sharing Agreements. Any Tax sharing, indemnity, or allocation agreement involving the Company or any of its Subsidiaries and any party other than the Company or any of its Subsidiaries shall be terminated as of the Closing Date.

Section 7.12 Certain Compensation Deductions. For the avoidance of doubt, any deductions associated with Transaction Bonus Payments or amounts paid or payable to holders of Options pursuant to Section 2.8(d) shall not be for the benefit of any Securityholder, but rather, shall be for the benefit of the Company or the Surviving Corporation, as applicable.

Section 7.13 Resignations. The Company shall use its commercially reasonable efforts to obtain the resignations of the directors and certain officers of the Company and each Subsidiary to be designated by Purchaser reasonably in advance of the Closing Date to be effective immediately upon the Closing.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company or Purchaser in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote or written consent of the stockholders of the Company and such vote or written consent shall not have not been amended, annulled, rescinded or revoked and shall remain in full force and effect;

(b) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted;

(c) Waiting Period. Any applicable waiting period under the HSR Act relating to the transaction contemplated hereby shall have expired or terminated and no action shall have been instituted by the Department of Justice, the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, other than any such action that shall have been withdrawn or terminated; and

(d) Escrow Agreement. The Escrow Agent, the Escrow Fund Recipient Agent, the Company and Purchaser shall have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit B, together with any changes thereto as may be reasonably requested by the Escrow Agent (the “Escrow Agreement”).

Section 8.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by the Company:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Purchaser herein shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes expressly permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time; except for such failures of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations hereunder and consummate the Merger on the Closing Date;

(b) Compliance with Covenants. Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date;

(c) Certified Resolutions. The Company shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Merger Sub, of the resolutions duly and validly adopted by the board of directors of Merger Sub and by Purchaser as the sole stockholder of Merger Sub, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) Officer’s Certificates. The Company shall have received such certificates of Purchaser, dated the Closing Date and signed by an executive officer of Purchaser, to evidence satisfaction of the conditions set forth in Sections 8.2(a) and (b) (insofar as each relates to Purchaser) as may be reasonably requested by the Company; and

(e) Consents. All consents, approvals, orders, authorizations, registrations, declarations, and filings referred to in Section 4.3 required to be obtained or made prior to the Closing Date shall have been made or obtained.

Section 8.3 Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Purchaser:

(a) Accuracy of Representations and Warranties. All representations and warranties made by the Company herein shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes expressly permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time; except for such failures of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth in such representations and warranties) as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c) Certified Resolutions. Purchaser and Merger Sub shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the board of directors and the Stockholders, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) Officer’s Certificates. Purchaser shall have received such certificate of the Company, dated the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Sections 8.3(a) and (b) as may be reasonably requested by Purchaser;

(e) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred and be continuing any Company Material Adverse Effect; and

(f) FIRPTA Certificate. The Company shall have delivered to Purchaser (i) a statement pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) certifying that shares of capital stock in the Company do not constitute “United States real property interests” within the meaning of Section 897(c) of the Code, and (ii) written authorization for Purchaser to deliver (on the Company’s behalf) to the IRS the notice required under Treasury Regulations Section 1.897-2(h)(2).

ARTICLE IX

INDEMNIFICATION AND ESCROW

Section 9.1 Survival of Representations and Warranties and Covenants.

(a) All of the Company’s representations and warranties in this Agreement or in any agreement or instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the date which is six (6) months after the Closing Date (“Escrow Expiration Date”); provided, however, that if a claim or notice is given under Article IX with respect to any representation or warranty prior to the Escrow Expiration Date, such representation or warranty shall continue indefinitely until such claim is finally resolved.

(b) All covenants and agreements under this Agreement shall survive until fully performed, unless limited by their terms or purpose.

Section 9.2 Indemnification and Escrow Arrangements.

(a) Company Indemnification Obligations. From and after the Effective Time and subject to the limitations set forth in Section 9.2(b), Purchaser, the Surviving Corporation, and their respective representatives and Affiliates (the “Purchaser Indemnified Parties”) shall be entitled to be held harmless from and indemnified for any claims, losses, liabilities, damages, deficiencies, costs and expenses (other than indirect, special, incidental, consequential or punitive damages except to the extent actually paid to a third party), including reasonable attorneys’ fees and expenses, and expenses of investigation and defense incurred by Purchaser or the Surviving Corporation directly or indirectly (hereinafter individually a “Loss” and collectively “Losses”) as a result of:

(i) any inaccuracy or breach of a representation or warranty of the Company contained herein or in any instrument delivered pursuant to this Agreement;

(ii) any Pre-Closing Taxes and any Taxes owing by any Person other than the Company or its Subsidiaries for which the Company or its Subsidiaries is liable and which arises on or before the Closing, including without limitation under Treasury Regulations Section 1.1502-6, as a transferee or successor, or by Contract; or

(iii) any failure by the Company to perform or comply with any covenant contained herein.

(b) Escrow Fund; Limitations. The right of Purchaser and the Surviving Corporation after the Effective Time to assert indemnification claims and receive indemnification payments pursuant to this Article IX shall be the sole and exclusive right and remedy exercisable by such parties with respect to any of the matters set forth in clauses (i), (ii) and (iii) of Section 9.2(a); provided, however, that any limitations set forth in this Section 9.2(b) shall not apply to fraud. Escrow Fund Recipients shall not have any liability under Section 9.2(a)(i) unless and until Officer’s Certificates (as defined below) have been delivered to the Escrow Agent as provided in Section 9.2(f) identifying Losses for which Purchaser Indemnified Parties would, but for this proviso, be entitled to indemnification hereunder that exceed on a cumulative basis an amount equal to Five Million U.S. Dollars ($5,000,000) (the “Deductible”); and then Purchaser Indemnified Parties shall be entitled to indemnity only for such Losses in excess of the Deductible. The sole recourse of Purchaser and the Surviving Corporation pursuant to Section 9.2 (other than for fraud) is limited to the amount then on deposit in the Escrow Fund. Purchaser Indemnified Parties shall use commercially reasonable efforts to mitigate any Loss for which an indemnification claim is asserted pursuant to this Article IX. In the event the Purchaser Indemnified Parties fail to take such commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, the Purchaser Indemnified Parties shall not be entitled to any indemnification with respect to such Losses under this Section 9.2(b) that could reasonably be expected to have been avoided if the Purchaser Indemnified Parties had taken such efforts. The amount of any Loss for which a Purchaser Indemnified Party shall be entitled to indemnification hereunder shall be net of any applicable insurance proceeds received by or reasonably likely to be received by, and that reduces or upon receipt would reduce the overall impact of such Loss upon, such Purchaser Indemnified Party. For the avoidance of doubt, the Purchaser Indemnified Parties shall not be entitled to indemnification payments pursuant to this Article IX for any Loss reflected in any Net Working Capital adjustment pursuant to Section 2.9 or any purchase price adjustment pursuant to Section 2.12. Any payments under this Article IX shall be treated for federal, state and local income tax purposes (whether foreign or domestic) as a purchase price adjustment, to the extent permitted by applicable Law.

(c) Escrow Period; Distribution upon Termination of Escrow Periods.

(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Escrow Expiration Date (the “Escrow Period”).

(ii) Each Escrow Payment Amount shall be distributed to the Escrow Fund Recipients in accordance with the Distribution Schedule.

(iii) Promptly after the Escrow Expiration Date, and except as set forth below, the Escrow Agent shall distribute to the Escrow Fund Recipients in accordance with the Escrow Agreement the remaining portion of the Escrow Fund after the satisfaction of any Losses and any Post-Closing Purchase Price Reduction. Notwithstanding the foregoing, the Escrow Period shall not terminate with respect to such amount (or some portion thereof) of the Escrow Fund that is necessary in the reasonable judgment of Purchaser, subject to the objection of the Escrow Fund Recipient Agent and the subsequent arbitration of the matter in the manner provided in Section 9.2(h) hereof, to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the termination of the Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period or any Post-Closing Purchase Price Reduction not yet paid to Purchaser. As soon as any such Loss or Post-Closing Purchase Price Reduction has been resolved, the Escrow Agent shall distribute to the Escrow Fund Recipients in accordance with the Escrow Agreement and the Distribution Schedule the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Loss or Post-Closing Purchase Price Reduction (the last such distribution, the “Final Escrow Release Date”).

(d) Escrow Fund Recipient Agent; Power of Attorney.

(i) Effective upon the approval of this Agreement by written consent of the requisite number of Stockholders, and without further act of any Stockholder or other Escrow Fund Recipient, BBI Holdings LP shall be appointed as agent and attorney-in-fact (the “Escrow Fund Recipient Agent”) for each Escrow Fund Recipient, for and on behalf of Escrow Fund Recipients, to give and receive notices and communications, to authorize delivery to Purchaser of cash from the Escrow Fund in accordance with Section 2.12, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and any and all acts and omissions involving the Escrow Fund Recipients in any way related to or in furtherance of this Agreement and the transactions contemplated hereby or thereby, and to take all actions necessary or appropriate in the judgment of the Escrow Fund Recipient Agent for the accomplishment of the foregoing. Such agency may be changed by the Escrow Fund Recipients from time to time upon not less than thirty (30) days’ prior written notice to Purchaser; provided that the Escrow Fund Recipient Agent may not be removed unless pursuant to written vote of holders of at least two-thirds interest of the Escrow Fund approving such removal and the identity of the substituted agent. Any vacancy in the position of Escrow Fund Recipient Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Escrow Fund Recipient Agent, and the Escrow Fund Recipient Agent shall not receive compensation for the Escrow Fund Recipient Agent’s services. Notices or communications to or from the Escrow Fund Recipient Agent shall constitute notice to or from each of the Escrow Fund Recipients. Whenever an entity shall be serving as Escrow Fund Recipient Agent, such Escrow Fund Recipient Agent shall designate in writing a single natural person authorized to act on behalf of the entity in its capacity as the Escrow Fund Recipient Agent, such writing to be delivered to Purchaser pursuant to the notice provisions of Section 11.1 hereof.

(ii) The Escrow Fund Recipient Agent shall not be liable for any act done or omitted hereunder as Escrow Fund Recipient Agent while acting in good faith, except for gross negligence. The Escrow Fund Recipients shall severally indemnify the Escrow Fund Recipient Agent and hold the Escrow Fund Recipient Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Escrow Fund Recipient Agent and arising out of or in connection with the acceptance or administration of the Escrow Fund Recipient Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Escrow Fund Recipient Agent.

(e) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Purchaser and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof and the Escrow Agreement.

(f) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before 5:00 p.m., California time, on the Escrow Expiration Date of a certificate signed by any officer of Purchaser (an “Officer’s Certificate”): (i) stating that Purchaser has paid or reasonably anticipates that it will have to pay Losses or that it is due a Post-Closing Purchase Price Reduction and specifying an aggregate amount thereof, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, the basis for such anticipated liability, the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Escrow Fund Recipient Agent in accordance with Section 9.2(g), the Escrow Agent shall, subject to the provisions of Section 9.2(g) hereof, deliver to Purchaser out of the Escrow Fund, as promptly as practicable, an amount equal to such Losses or Post-Closing Purchase Price Reduction.

(g) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Escrow Fund Recipient Agent and for a period of twenty (20) days after such delivery, the Escrow Agent shall make no delivery to Purchaser of any amount from the Escrow Fund pursuant to Section 9.2(f) hereof unless the Escrow Agent shall have received written authorization from the Escrow Fund Recipient Agent to make such delivery. After the expiration of such twenty (20) day period, the Escrow Agent shall make delivery of Escrow Consideration from the Escrow Fund in accordance with Section 9.2(f) hereof; provided, however, that no such payment or delivery may be made if the Escrow Fund Recipient Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such twenty (20) day period.

(h) Resolution of Conflicts; Arbitration.

(i) In case the Escrow Fund Recipient Agent shall object in writing to any claim or claims made in any Officer’s Certificate, the Escrow Fund Recipient Agent and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Escrow Fund Recipient Agent and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute Escrow Consideration from the Escrow Fund in accordance with the terms thereof, except for those acts of the Escrow Agent arising out of gross negligence.

(ii) If no such agreement can be reached within twenty (20) business days after delivery of Escrow Fund Recipient Agent’s written objection to Purchaser’s claim in the Officer’s Certificate notwithstanding good faith negotiation, either Purchaser or the Escrow Fund Recipient Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Purchaser and the Escrow Fund Recipient Agent shall, within twenty (20) days of the demand, mutually select one independent arbitrator with at least five (5) years relevant experience; provided, however, that if Purchaser and the Escrow Fund Recipient Agent cannot agree upon one arbitrator during such twenty (20) day period, Purchaser and the Escrow Fund Recipient Agent shall, within five (5) days following such twenty (20) day period, each select one arbitrator and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least five (5) years relevant experience. The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator (or, in the case of three arbitrators, a majority of the three arbitrators) as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.2(g) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). The arbitrator(s) shall not award less than any amount of Losses conceded by the Escrow Fund Recipient Agent as being properly payable from the Escrow Fund or more than any amount of Losses sought by Purchaser in any Officer’s Certificate.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the Comprehensive Commercial Arbitration Rules then in effect of the Judicial Arbitration and Mediation Services, Inc.

(iv) Each party shall bear its own fees and costs in connection with the arbitration. The fees, costs and expenses of the arbitration, if any, shall be apportioned between Purchaser, on the one hand, and the Escrow Fund Recipients, on the other, based upon the inverse proportion of the amount of disputed items resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses). Fees to be paid by Escrow Fund Recipients shall be paid from the Escrow Fund.

(i) Actions of the Escrow Fund Recipient Agent. A decision, act, consent or instruction of the Escrow Fund Recipient Agent shall constitute a decision of all the Escrow Fund Recipients and shall be final, binding and conclusive upon each of the Escrow Fund Recipients, and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Escrow Fund Recipient Agent as being the decision, act, consent or instruction of each Escrow Fund Recipient. The Escrow Agent and Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Escrow Fund Recipient Agent.

(j) Third Party Claims. In the event Purchaser becomes aware of a third party claim which Purchaser believes may result in a demand against the Escrow Fund (a “Third Party Claim”), Purchaser shall notify the Escrow Fund Recipient Agent of such claim, giving details of the claim, and the Escrow Fund Recipient Agent, as representative for the Escrow Fund Recipients, shall be entitled to participate in any defense of such claim; provided, however, that Purchaser shall control any such defense. Purchaser shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Purchaser settles any Third Party Claim without the Escrow Fund Recipient Agent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), and Purchaser seeks to recover the amount of the settlement by claiming against the Escrow Fund, the settlement of any such claim with third party claimants shall not alone be determinative of the amount of any claim against the Escrow Fund and the Escrow Fund Recipient Agent may dispute such amount through the process provided by Section 9.2(h). In the event that the Escrow Fund Recipient Agent has consented to any such settlement, the Escrow Fund Recipient Agent shall have no power or authority to object to the amount of any claim by Purchaser against the Escrow Fund with respect to the amount of Losses incurred by Purchaser in such settlement.

(k) Knowledge of or Investigation by Purchaser. All of the Company’s representations and warranties in this Agreement or in any agreement or instrument delivered pursuant to this Agreement shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, Purchaser, any Subsidiary thereof, or any Affiliate, employee or representative of Purchaser or any of its Subsidiaries, concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company and Purchaser;

(b) by either the Company or Purchaser, if (i) any federal, state or foreign court of competent jurisdiction or other federal, state or foreign governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided, that the party seeking to terminate this Agreement pursuant to this paragraph (b) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or (ii) any statute, rule, regulation or executive order promulgated or enacted by any federal, state or foreign governmental authority after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect;

(c) by either the Company or Purchaser if the Closing shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(d) by the Company, if any condition in Section 8.1 or 8.2 shall have become incapable of satisfaction and shall not have been waived by the Company prior to the Termination Date; or

(e) by Purchaser, if any condition in Section 8.1 or 8.3 shall have become incapable of satisfaction and shall not have been waived by Purchaser prior to the Termination Date.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1 hereof, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any party then in breach); provided, however, that the expense provisions of Section 11.4 and the confidentiality provisions of Section 7.1, shall survive any such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

(a) if to Purchaser, to:

The Clorox Company

1221 Broadway Street

Oakland, CA 94612

Attn: General Counsel

Fax: (510) 271-1652

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attn: Robert S. Townsend

Fax: (415) 268-7522

(b) if to the Company, to:

Burt’s Bees, Inc.

633 Davis Drive, Suite 600 Morrisville, North Carolina 27560

Attn: Douglas Haensel

        Chief Financial Officer

Fax: (919) 998-5239

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn: Steven J. Steinman

Fax: (212) 859-4000

(c) if to Escrow Fund Recipient Agent, to:

BBI Holdings LP

c/o AEA Investors LLC

65 East 55th Street

New York, New York 10022

Attn: General Counsel

Fax: (212) 702-0518

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn: Steven J. Steinman

Fax: (212) 859-4000

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

Section 11.2 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the other Schedules, Exhibits and other documents and agreements referred to herein), together with the Confidentiality Agreement referred to in Section 7.1, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof.

Section 11.3 Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by either party (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided that Purchaser may assign this Agreement and any Transaction Agreement (i) to any Affiliate of Purchaser or (ii) following Closing, in connection with any merger, sale of Purchaser’s assets or similar corporate transaction, including a sale or transfer of the Surviving Corporation and/or its Subsidiaries, their assets, or a significant portion thereof; provided, further, that in case of any assignment of this Agreement or any Transaction Agreement, the assignor shall not be released from its obligations hereunder without the consent, in the case of Purchaser, of the Escrow Fund Recipient Agent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties or their respective successors and assigns, the Optionholders, the Stockholders, and with respect to Section 6.2, the Indemnified Persons, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.4 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense.

Section 11.5 Amendments. This Agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties hereto; provided that Schedule IV hereof may be amended by the Escrow Fund Recipient Agent in the manner set forth in the definition of Transaction Bonuses.

Section 11.6 Waivers. At any time prior to the Closing Date, the Company, on the one hand, or Purchaser, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

Section 11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 11.8 Interpretation. The parties acknowledge that they have participated in the drafting of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

Section 11.9 Captions. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 11.12 Exclusive Remedies. Each of the parties agree that, from and after the Closing, the exclusive remedies of the parties for any damages arising out of or based upon the subject matter of this Agreement are the remedies set forth in this Agreement. In furtherance of the foregoing, except as set forth in this Agreement, the parties hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action arising out of this Agreement which Purchaser or Merger Sub may have against the Company or the Company may have against Purchaser or Merger Sub, in each case arising under or based upon any Law or otherwise. No party hereto shall be liable to the other parties hereunder for indirect, special, incidental, consequential or punitive damages claimed by such other parties resulting from such party’s breach of any of its obligations, agreements, representations or warranties hereunder. Notwithstanding anything to the contrary herein, the limitations set forth in this Section 11.12 shall not apply to any claim based on fraud.

Section 11.13 Jurisdiction; Venue; Services of Process. Except with respect to the indemnification provisions set forth in Section 9.2, each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 11.15 Exhibits and the Company Disclosure Schedule. All Exhibits, the Company Disclosure Schedule, and the other documents and agreements referred to herein are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a section of the Company Disclosure Schedule to this Agreement shall be deemed to have been included in such other section of the Company Disclosure Schedule, notwithstanding the omission of an appropriate cross reference thereto, to the extent that the relevance of such matter to such other section is reasonably apparent on the face of the Company Disclosure Schedule. Disclosure of any fact or item in any section of the Company Disclosure Schedule shall not necessarily mean that such fact or item is material to the Company or any of its Subsidiaries, individually or taken as a whole.

Section 11.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.17 Legal Representation.

(a) In any dispute or proceeding arising after the Effective Time under or in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, the Securityholders shall have the right, at their election, to retain the firm of Fried, Frank, Harris, Shriver & Jacobson LLP to represent them in any such matters and Purchaser and the Surviving Corporation (on behalf of themselves, their respective Affiliates, directors, officers, employees and representatives and their respective successors and assigns) hereby irrevocably waive and consent to any such representation in any such matter.

(b) Purchaser and the Surviving Corporation (on behalf of themselves, their respective Affiliates, directors, officers, employees and representatives and their respective successors and assigns) hereby irrevocably acknowledge and agree that all communications among any of the Company, any of its Subsidiaries, any of the Securityholders and their respective counsel, including without limitation Fried, Frank, Harris, Shriver & Jacobson LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement or any Transaction Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Agreement or the consummation of the Agreement, are intended to be treated as privileged attorney-client protected communications, whether or not such communications would be considered to be so privileged in a court of law or in equity.

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

BURT’S BEES, INC.

By:	/S/ John Replogle
	Name:	John Replogle
	Title:	President and Chief Executive Officer

THE CLOROX COMPANY

By:	/S/ Donald Knauss
	Name:	Donald Knauss
	Title:	Chairman and Chief Executive Officer

BUZZ ACQUISITION CORP.

By:	/S/ Beth Springer
	Name:	Beth Springer
	Title:	President

BBI HOLDINGS LP

By:	AEA BBI Holdings LLC, Its General Partner

By:	/S/ John Kenney
	Name:	John Kenney
	Title:	Chairman of the Board

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	Principal Stockholder Consent

Exhibit B	Escrow Agreement

Schedule I	Employment and Noncompetition Agreements

Schedule II	Principal Stockholders

Schedule III	Distribution Schedule

Schedule IV	Transaction Bonus Payments

Schedule V	Individuals with Knowledge